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                                               Filed Pursuant to Rule 424(b)(3)
                                                    Registration No. 333-65536

                                8,947,225 SHARES

                                LIFEPOINT, INC.

                                  COMMON STOCK

     LifePoint, Inc. ("We" or the "Company") is in the final stages of preparing to market its first product, the IMPACT(TM) Test System, a device using a person's saliva to test on-site, without having to take a sample to a laboratory, for the presence in his or her body of (1) drugs of abuse, such as cocaine, heroin and marijuana, and (2) alcohol. We expect to begin marketing this product not earlier than the end of this quarter ending September 30, 2001.

     We are not offering for sale any securities pursuant to this Prospectus. Instead, all but one of the Selling Stockholders named in the list beginning on page 24 of this Prospectus will be selling the shares of our Common Stock (1) sold to them or their transferors in our fourth private placement in February and March 2000, (2) issued or issuable upon the exercises of Investor Warrants expiring either February 28, 2005 or March 13, 2005 also purchased in such private placement and (3) issued or issuable upon the exercises of Finder's Warrants expiring March 13, 2005 received by the Selling Stockholder or his or its assignor in partial payment of a finder's fee in connection with such private placement, as follows as of July 3, 2001:

     - 3,949,150 shares of our Common Stock which were acquired in the private placement.

     - 391,500 shares of our Common Stock which were acquired upon the exercises of Investor Warrants and a Finder's Warrant.

     - 4,213,750 shares of our Common Stock which were issuable upon the exercises of the Investor Warrants.

     - 267,825 shares which were issuable upon the exercises of the Finder's Warrants.

     In addition, another Selling Stockholder named in the list will be selling 125,000 shares of the Common Stock issuable upon the exercise of a Consultant's Warrant expiring June 30, 2004 received as compensation for its services in assisting the Company in its efforts to secure strategic partners.

     The Selling Stockholders may sell, from time to time, pursuant to this Prospectus, their shares of the Common Stock at the prices quoted for the Common Stock on the American Stock Exchange or in the third market. Our Common Stock is currently listed on such Exchange under the symbol: LFP. On August 6, 2001, the closing sales price as so reported was $3.00 per share. The Selling Stockholders may also attempt to sell their shares in isolated transactions, at negotiated prices, with institutional or other investors or, when permissible, pursuant to the exemption of Rule 144 under the Securities Act of 1933, as amended. There will be no underwriter's discounts or commissions except for the charges to a Selling Stockholder for sales through a broker-dealer. All net proceeds from a sale will go to the Selling Stockholder and none to the Company.

      THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    This Prospectus is dated August 10, 2001
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                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    3
Risk Factors................................................    6
Use of Proceeds.............................................   15
Material Changes............................................   16
Plan of Distribution........................................   21
Selling Stockholders........................................   23
Interests of Named Experts and Counsel......................   41
Incorporation of Certain Information by Reference...........   41
Commission Position on Indemnification......................   42

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                                    SUMMARY

     Because the following is a summary, it does not contain all of the information that may be important to you as a prospective purchaser of shares of our Common Stock from a Selling Stockholder. You should read the entire Prospectus carefully, including the risk factors, and the periodic reports filed by us pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are listed under the caption "Incorporation of Certain Information by Reference" in this Prospectus before you decide to purchase a share of our Common Stock.

KEY QUESTIONS AND ANSWERS.

1. WHO ARE WE?

     LifePoint, Inc. is a Delaware corporation, with its corporate office and manufacturing plant at 1205 South Dupont Street, Ontario, California 91761. Its research and development facility is located at 10400 Trademark Street, Rancho Cucamonga, California 91730. The Company's telephone number is (909) 418-3000. You should make inquiries relating to this Prospectus to Michele A. Clark, our Chief Accounting Officer, by writing to her at the Company's address or by calling her at (909) 418-3000.

2. WHAT BUSINESS ARE WE IN?

     We are in the final stages of preparing to market our first product, using technology licensed to us from the United States Navy and our own patented technologies. Our initial device, the IMPACT(TM) Test System (formerly called the LifePoint(TM) Test System), will use a person's saliva to test on-site, without having to take the sample to a laboratory, the presence in that person's body of (1) drugs of abuse, such as cocaine, heroin and marijuana, and (2) alcohol. Our proprietary system consists of a small instrument with integrated software to generate hardcopy test results and a fully contained disposable test cassette that serves as a simple collection device and reaction/read chamber. Our initial target markets will be law enforcement, the industrial workplace and the medical emergency room.

     In later years, we anticipate that, as our research and development efforts continue, we will make our non-invasive on-site diagnostic device available for other uses, such as long-term prescription drug monitoring, rapid diagnostic testing or wellness and health screening.

3. WHAT IS OUR RECORD OF REVENUES AND EARNINGS?

     Because we have not offered for sale any product or services, we have had no revenues. Through March 31, 2001, we incurred losses of $25,482,625. Because we do not expect to begin marketing the IMPACT Test System until not earlier than the end of this quarter ending September 30, 2001, we anticipate that our operational losses will continue through this quarter and probably for at least five additional quarters after we begin to produce revenues, if not longer.

4. DO WE NEED ANY GOVERNMENTAL APPROVALS TO BEGIN MARKETING?

     For us to market our testing device to hospitals and other medical facilities in the United States, we must first obtain clearance from the United States Food and Drug Administration. We currently expect to submit our product to the FDA for clearance no sooner than the quarter ending December 31, 2001. Based on the current experiences of
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other companies, we expect to get such clearance not earlier than 100 days later. However, we could be delayed in our submission. In addition, the FDA may not clear the product when submitted. In addition, even if this agency clears our product, we may receive this clearance later than we anticipate.

     We do not require any governmental approvals to market the IMPACT Test System to law enforcement agencies, industrial companies with safety sensitive positions and other non-medical users. We currently anticipate that our manufacturing operations will have reached such stage as will permit us to commence marketing to the law enforcement market and industrial companies at the end of this quarter ending September 30, 2001.

5. WHAT SECURITIES ARE THE COMPANY OFFERING PURSUANT TO THIS PROSPECTUS?

     We are not offering any securities pursuant to this Prospectus. Substantially all sales of shares of our Common Stock pursuant to this Prospectus will be by the persons or entities who acquired units consisting of shares of our Common Stock and Investor Warrants in our fourth private placement pursuant to Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). This offering closed on February 29 and March 14, 2000. Other sales of shares of our Common Stock will be made by persons or entities exercising Finder's Warrants expiring March 13, 2005. The Finder's Warrants were granted in partial payment of a finder's fee to persons or entities or their assignors in connection with the foregoing private placement. The remaining sales will be made by an entity exercising a Consultant's Warrant received as compensation for its services in assisting the Company in its efforts to secure strategic partners, one of which has already been secured. All of these persons (to be referred to in this Prospectus as the "Selling Stockholders") are named in the list beginning on page 24 of this Prospectus. The Selling Stockholders will offer, as of July 3, 2001:

     - 3,949,150 shares purchased in the private placement and still beneficially owned.

     - 4,213,750 shares when and if Investor Warrants are exercised.

     - 386,250 shares as to which Investor Warrants had been exercised.

     - 267,825 shares when and if Finder's Warrants are exercised.

     - 5,250 shares as to which a Finder's Warrant had been exercised.

     - 125,000 shares when and if the Consultant's Warrant is exercised.

     The Selling Stockholders may, as an alternative to their offering pursuant to this Prospectus the aggregate of 3,949,150 shares of our Common Stock purchased in the private placement, sell such shares pursuant to the exemption of Rule 144 under the Securities Act. As of July 3, 2001, certain of the Selling Stockholders had already sold an aggregate of 650,850 shares pursuant to this exemption from the registration requirement of the Securities Act. The Selling Stockholders who exercised their Investor Warrants and a Finder's Warrant as to an aggregate of 391,500 shares as of July 3, 2001 may also use the Rule 144 exemption as an alternative to use of this Prospectus, but only after one year from the respective date of exercise of the Warrant. The anniversary dates of these exercises, however, will not occur until various dates between September 18, 2001 and May 11, 2002. The Selling Stockholders who have not exercised their Investor Warrants, Finder's Warrants or Consultant's Warrant as of July 3, 2001 will have to wait one year from the respective date of exercise in order to resell the underlying shares pursuant to the Rule 144 exemption.
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6. WHAT IS THE OFFERING PRICE PURSUANT TO THIS PROSPECTUS?

     The Selling Stockholders have advised us that they will sell, from time to time, the shares of our Common Stock, whether purchased in the private placement or received upon the exercise at $3.00 per share of an Investor Warrant or a Finder's Warrant, or received upon the exercise at $1.07 per share of the Consultant's Warrant, at the prices quoted for our Common Stock on the American Stock Exchange or in the third market. Our Common Stock is currently listed on the American Stock Exchange under the symbol: LFP. On August 6, 2000, the closing sales price as so reported was $3.00 per share. The Selling Stockholders have also advised us that they may sell their shares in isolated transactions, at negotiated prices, with institutional or other investors or, when permissible, pursuant to the exemption of Rule 144 under the Securities Act. There will be no underwriter's discounts or commissions, except for the charges to the Selling Stockholder if he, she or it sells through his, her or its broker-dealer.

7. WILL THE COMPANY RECEIVE ANY PROCEEDS AS A RESULT OF SALES OF SHARES PURSUANT TO THIS PROSPECTUS?

     We will not receive any proceeds from the sales of shares of the Common Stock by the Selling Stockholders pursuant to this Prospectus. We will, however, receive $13,578,475 if all of the outstanding Warrants held by the Selling Stockholders as of July 3, 2001, as to which the underlying shares are being offered pursuant to this Prospectus to purchase an aggregate of 4,606,575 shares of our Common Stock, are exercised. We cannot be certain as to when and if all of these Warrants will be exercised and as to the amount of proceeds the Company will actually receive from exercises.
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                                  RISK FACTORS

     Before you invest in our Common Stock by purchasing shares from a Selling Stockholder named in this Prospectus (see the list beginning on page 24 of this Prospectus), you should be aware that there are various risks, including those which are described below. You should consider carefully these risk factors, together with all of the other information included in this Prospectus and in the periodic reports the Company has filed under the Exchange Act, before you decide to purchase any shares of our Common Stock. For information as to how you may receive copies of the Company's periodic reports, we direct your attention to the section captioned "Incorporation of Certain Information by Reference" in this Prospectus.

     Some of the information in this Prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward looking" information. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Prospectus. These forward-looking statements could involve known and unknown risks, uncertainties and other factors that might materially alter the actual results suggested by the statements. In other words, the Company's performance might be quite different from what the forward-looking statements imply.

THE FOLLOWING RISK FACTORS RELATE TO OUR OPERATIONS:

WE EXPECT OUR HISTORY OF OPERATIONAL LOSSES TO CONTINUE FOR PROBABLY ANOTHER SIX QUARTERS.

     From the date we incorporated on October 8, 1992 through March 31, 2001, we have incurred net losses of $25,482,625. These losses were due to the fact we have had no product or service to offer for sale or rental and, as a result, have incurred only expenses without generating any revenues. We are in the final stages of preparing our first product for marketing, the IMPACT Test System, a device which uses a person's saliva to test on-site for the presence in his or her body of (1) drugs of abuse, such as cocaine, heroin and marijuana, and (2) alcohol.

     We have been building up our manufacturing operations since January 2001 and, in August 2001, we intend to reinstate clinical trials of our product. Accordingly, we intend no earlier than the end of this quarter ending September 30, 2001 to begin marketing our product to law enforcement agencies and industrial companies with safety sensitive positions. These are two of our three initial target markets. Except as we shall note in the succeeding paragraph, we expect that there will be no governmental approval required as a prerequisite for us to market to these potential users of our product and other non-medical users as well. However, for us to market our product in the United States to hospitals and other medical facilities (especially to medical emergency rooms which are our third initial target market), we must first obtain clearance from the Food and Drug Administration (the "FDA") for the product. We currently expect to file our "501(k)" application for clearance with the FDA no sooner than the quarter ending December 31, 2001. We currently expect to obtain FDA clearance not earlier than during the quarter ending March 31, 2002. Certain of the potential non-medical users of our product may want to wait until we have obtained FDA clearance before they use the testing device, even though there is no such legal requirement for us to sell the product to them. This delay may defer our receipt of revenues.

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     In November 2000, the FDA published draft guidance for over-the-counter screening tests for drugs of abuse. In this document the FDA announced its intention to be consistent in its regulation of drugs of abuse screening tests used in the home, work place, insurance and sports settings. The FDA would, however, continue to defer oversight for law enforcement applications. Should the FDA adopt such regulations, despite our efforts and those of others to dissuade the FDA from doing so, such regulations could delay the start of our marketing to the industrial market until we comply. However, because we are also seeking clearance from the FDA of use of our product for medical purposes, we do not expect that the FDA will change the regulations regarding the implementation of oversight of the industrial workplace prior to our receiving FDA clearance to initiate marketing of our product. Therefore, we do not believe that any potential delay in marketing to the industrial market will be significant except if, as we shall note in the succeeding paragraph, we do not obtain the medical-user clearance, in the usual and customary time, for some currently unanticipated reason.

     We may not meet the schedule described in the second preceding paragraph, both as to commencing marketing and making the submission to the FDA. In addition, the FDA or any foreign government may not grant clearance for the sale of the Company's product for routine screening and diagnostic operations. Furthermore, the clearance process may take longer than we project. Even if we do meet our schedule, we cannot expect to produce product revenues until the end of this quarter ending September 30, 2001 at the earliest. We, therefore, anticipate that our losses will continue for this fiscal year ending March 31, 2002 ("Fiscal 2002") and at least two quarters thereafter. We can estimate, but we cannot assure you as to when our expected revenues will exceed expenses.

WE MAY HAVE TRANSITIONAL PROBLEMS.

     We expect to encounter the risks and difficulties frequently encountered by companies that have recently made a transition from research and development activities to commercial production and marketing, including certain of those set forth below under this caption "Risk Factors." As an example, our transition from a development stage company to a commercial company may strain our managerial, operational and financial resources. If our products achieve market acceptance, then we will need to increase our number of employees, significantly increase our manufacturing capability and enhance our operating systems and practices. We cannot assure you that we will be able to effectively do so or otherwise manage our future growth.

WE MAY, BUT DO NOT ANTICIPATE THAT WE SHALL, HAVE A NEED FOR ADDITIONAL
FINANCING.

     As a result of the $9,200,000 in gross proceeds realized in our fourth private placement which we closed in February and March 2000, we believed, as we had previously announced, that we had sufficient funds to complete the commercialization of our testing product and bring the same to market. Our expectation has proven to be correct. However, as we had also previously reported, we shall require additional funds to bridge the gap between the time the IMPACT Test System is first brought to market and the time the resultant revenues from sales of such product result in profitability. As reported under the caption "Material Changes" in this Prospectus, we realized in June 2001 approximately $11,000,000 in gross proceeds from the sale of 313.720 Units, each Unit consisting of 1,000 shares of our newly designated Series C Preferred Stock and a Series C Warrant to purchase 10,000 shares of our Common Stock. We had previously realized $3,000,000 in gross proceeds from the sale of 75,000 shares of our then designated Series B Preferred Stock; however, these investors converted their investment into Units

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and, accordingly, are included in the above total. As a result we believe that the net proceeds from the two offerings will be sufficient to enable us to reach the period when we can reasonably expect to achieve profitability. However, because of the possibility of delays in our meeting our timetable or a reduced rate of growth in our revenues from those we anticipate, we may require additional funding. In addition, because 50% of the proceeds from the offering are held in escrow against the achievement by the Company of two designated milestones, we could have to refund some or all of these proceeds held in escrow.

     As a safeguard should such possibility that we require additional funding occur, we are seeking to sell, on or prior to mid-September, up to an additional 114 Units on the same basis as described in the preceding paragraph. If successful, we would realize additional gross proceeds of approximately $2,000,000 to $4,000,000. However, until we close, there is always the risk that the potential investors may not be receptive to making an investment, particularly in our Company, at the time we desire especially because of the general decline in stock market prices which has occurred since the beginning of 2000 and continuing in the first and second quarters of 2001. In addition, the requirement that we obtain at least half of such additional financing is a pre-condition to both of the milestones referred to in the preceding paragraph.

     We have also pursued the possibility of an underwritten public offering. We have received expressions of interest from several well-known, top-tier firms, but only on a post-revenue basis. However, because currently the market is not generally receptive to public offerings, we can give you no assurance that stock market conditions later in 2001 will be receptive to a public offering by the Company, especially in view of the volatility of the market generally in 2000 and the first and second quarters of 2001.

     In addition to adverse conditions in the stock market that may adversely impact our efforts to obtain private and public financing, as we described in the two preceding paragraphs, competitive conditions in our industry may also influence adversely prospective sources of financing. For additional information on our potential competition, we recommend that you read the section entitled "We will face major competition" under this caption "Risk Factors."

     We initially believed that some or all of the gap may have been filled with up-front marketing fees from potential strategic partners. Although we have agreed to the terms of one strategic partnering agreement for marketing to the law enforcement industry, this capital is to be paid to the Company over time and, accordingly, we cannot count on this arrangement as a source of funds in the immediate future. (For additional information as to these arrangements, we direct your attention to the section captioned "Material Changes" in this Prospectus.).

     If all of the Common Stock purchase warrants to purchase an aggregate of 9,530,518 shares which were outstanding, and which were exercisable, on July 3, 2001 were subsequently exercised, we would realize $27,534,907 in gross proceeds. This amount includes the $13,578,475 we shall realize if the Investor Warrants, the Finder's Warrants and the Consultant's Warrant, as to which the 4,606,575 underlying shares are being offered pursuant to this Prospectus, are exercised. If all of the stock options which were outstanding as of July 3, 2001 to purchase an aggregate of 2,089,562 shares were subsequently exercised, we would realize $6,003,763 in gross proceeds. However, we cannot be certain as to when and if these warrants and options will be exercised by the respective holders. We cannot project at what time there will be a sufficient spread between the exercise price and the market price of the Common Stock so as to induce the holder to

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exercise. In addition, the outstanding stock options are not currently exercisable as to all of the shares of the Common Stock subject thereto. Accordingly, we cannot rely on these exercises as a source of financing.

     We recognize that, without additional financing, if required, we cannot bridge the gap between the commencement of marketing and when, if ever, we begin to operate on a profitable basis. Unless we obtain additional financing (if required) and achieve profitability, as to neither of which can we give any assurance, your investment in the Company may become a complete loss.

WE WILL FACE MAJOR COMPETITION.

     When we offer our saliva-based product to test for drugs of abuse and alcohol for marketing no sooner than this quarter ending September 30, 2001 as currently anticipated, we will compete with many companies of varying size that already exist or may be founded in the future. Substantially all of the current tests available either use urine or blood samples as a specimen to test for drugs of abuse or use breath, saliva, or blood samples to test for alcohol.

     With respect to our testing for the presence of drugs of abuse in saliva, we will face competition from Avitar, Inc. ("Avitar"), OraSure Technologies, Inc. ("OraSure"), AnSys, Inc. ("AnsSys") and Cozart Bioscience, Ltd. ("Cozart") which are marketing, or will soon be marketing, on-site saliva test systems using lateral flow membrane systems. We believe that the limitations of the technologies used by these four companies will negatively impact their ability to sell into our target markets. We believe that none of their products, as currently available, will be evidentiary in the law enforcement and industrial markets because each such product is not quantitative and a non-instrumented product will not be legally defensible. In medical emergency markets, we believe that their products will not provide the needed quantitative results. Additionally, we believe that the type of on-site technology used by these four companies is less sensitive than the instrumented flow immunosensor technology we have developed and not sensitive enough to detect certain drugs at levels that are found in saliva. We believe, accordingly, that our product is superior to the products these four companies are currently marketing, or will soon be marketing. However, we could be incorrect in our assessment of their products. In addition, even if we are correct in our assessment, one or more of these companies could attempt to modify its product to meet our criticisms. In either of these events, one or more of these products could significantly impact our ability to sell our product.

     In addition, we recognize that other products performing on-site testing for drugs in blood or saliva may be developed and introduced into the market in the future.

     With respect to urine testing for the presence of drugs of abuse, we shall face as competitors BioSite Diagnostics Inc., Syva Company (a division of Dade Behring Inc.), Roche Diagnostics (a division of Hoffman La Roche, Inc.) and at least five other major pharmaceutical companies, which currently use urine as the specimen for on-site drug testing. Almost all of these prospective competitors have substantially greater financial resources than we do to develop and market their products.

     With respect to testing for the presence of alcohol, we will compete with CMI, Inc., Intoximeters, Inc., Draeger Safety, Inc., and other small manufacturers.

     We anticipate that the Company's saliva based drugs of abuse and alcohol test will be evidentiary in the law enforcement market. In addition, we expect that the Company's tests may be performed on a non-evidentiary basis in a portion of the industrial

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marketplace, specifically the approximately 20% of the safety-sensitive workplace that is federally regulated. If a drug of abuse is detected in the screening test, the sample may need to be forwarded to a laboratory, where a confirmatory analysis will be performed. Usually gas chromatography/mass spectrometry is employed for such confirmatory test. Our marketing analysis has indicated a greater market potential for a saliva sample portable testing instrument for drugs of abuse by law enforcement agencies, occupational health clinics, hospitals and other medical facilities than for a urine sample instrument. However, the use of this product in other potential markets that are testing for drug use over the last two to five days or "lifestyle," such as pre-employment testing, may be limited with our initial product.

     We believe that our IMPACT Test System will be unique because, to our knowledge, no company is currently offering a simultaneous test for drugs and alcohol using saliva as a specimen. In addition, we are not aware of any products that can deliver an immediate "blood equivalent" quantitative drug test that indicates current impairment in a person from the National Institute of Drug Abuse ("NIDA") list of drugs of abuse ("NIDA-5"). As indicated in the fourth preceding paragraph, Avitar, OraSure, AnSys and Cozart have each released, or soon will be releasing, a drug screening, qualitative (yes/no) test for saliva. In addition, one or more other companies may be developing a saliva-based testing device to test for drugs. We believe the technology they are using is very different from ours. Accordingly, by the time we first offer our product for sale (currently anticipated to be no earlier than the end of this quarter ending September 30, 2001), we will already have some competition to our product also using saliva as a specimen for testing. This competition would be in addition to that of the companies already using urine as the specimen for testing. Furthermore, because of the time frame it has taken for us to bring our product to market, our competition may have developed name recognition among customers that will handicap our future marketing efforts.

WE ARE SUBJECT TO SUBSTANTIAL GOVERNMENTAL REGULATION.

     We have already directed your attention to the fact that we cannot market our saliva based testing device to hospitals and other medical facilities unless we have FDA approval. See "We expect our history of operational losses to continue for some quarters in the future" under this caption "Risk Factors."

     In addition, regulations implementing the Clinical Laboratory Improvement Amendments of 1988 (the "CLIA") promulgated by the United States Department of Health and Human Services (the "HHS") and the Health Care Financing Administration on February 28, 1992, which were to become effective September 1, 1992, would require that all employment drug testing, including on-site testing, be processed by a federally approved laboratory, which could perform on-site testing. On August 28, 1992, the HHS announced that the application of the CLIA to workplace testing would not go into effect on September 1, 1992 because of comments made on the final regulations. These comments raised questions about, among other things, whether bringing employee drug testing under the CLIA might have an unintended chilling effect on efforts to encourage drug-free workplace programs. As reported in the January 19, 1993 Federal Register, the final decision on the regulations has been delayed until further investigation would be completed. Such decision has not been made as of the date hereof.

     If the regulations are not adopted, on-site drug testing in the workplace will continue to be exempt from the CLIA. If the regulations are adopted, although we can obtain access to a forensic laboratory, we believe that the consequences of adoption of the

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regulations would add to a potential customer's costs. Accordingly, this would have a material adverse impact upon our business with respect to employment testing in the private sector. However, we designed our product in such a way that we believe that our product will be exempt from CLIA regulation, even if the regulations are adopted in the current form. We cannot give you any assurance that the HHS or the FDA will agree.

     We do not believe that federal, state and local provisions which have been enacted or adopted regulating the discharge of material into the environment, or otherwise relating to the protection of the environment, will have any material effect upon our capital expenditures, potential earnings and our competitive position.

     Finally, we direct your attention to the succeeding risk factor where we describe the FDA regulation of manufacturing operations.

WE MAY NOT BE ABLE TO DEVELOP OUR MANUFACTURING OPERATIONS ADEQUATELY OR AS QUICKLY AS REQUIRED TO MEET EXPECTED ORDERS OR BE IN COMPLIANCE WITH THE NEW GUIDELINES FOR QUALITY SYSTEM REGULATION ("QSR") FOR COMMERCIALIZATION OF OUR PRODUCTS.

     We are first building up our manufacturing capabilities. Accordingly, we have not as yet demonstrated the ability to manufacture our product at the capacity necessary to support our expected commercial sales. In addition, we may not be able to manufacture on a large scale or cost effectively.

     We expect to conduct all manufacturing of the disposable cassettes at our own facility. In addition, we intend to manufacture the instrument for at least the first six months or more. If our facility or the equipment in our facility is significantly damaged or destroyed, we may not be able to quickly restore manufacturing capacity. Although we have engaged another company within a year to manufacture the instrument, so production could be turned over to it earlier than anticipated, the Company is not currently aware of any alternative manufacturer for the cassette.

     We are required, in the United States, to follow Quality System Regulation ("QSR") as prescribed by the FDA (for the medical markets only) and to obtain a CE Mark and ultimately become ISO 9001 certified for European sales. Although we do not believe that these requirements will be a problem, we cannot assure you that we will be able to bring our plant into compliance and/or require our prospective third party manufacturers to comply with QSR and/or ISO, or obtain a CE Mark.

     We have devoted a significant portion of our capital budget for Fiscal 2002 to reduce our cost of goods for the disposable cassette and automating our manufacturing facility in an effort to lower our initial manufacturing costs. Although we are optimistic as to the results of these efforts, we cannot assure you that these efforts will result in the manufacturing cost savings we anticipate and when these savings, if obtained, will be reflected in our financial statements.

WE SHALL BE DEPENDENT ON THIRD-PARTY SUPPLIERS FOR CRITICAL SUPPLIES.

     We will only initially perform the final assembly of the instrument and critical sub-assemblies will be manufactured by OEM suppliers. Our dependence on third parties for the manufacture and supply of instrument and cassette product components could have a material adverse effect on our profit margins and our ability to deliver our products on a timely and competitive basis if these third parties were to terminate production of the components, fail to comply with QSR or be subject to unforeseen adverse results.

LEGAL PRECEDENT HAS NOT YET BEEN ESTABLISHED UPHOLDING THE RESULTS OF LIFEPOINT'S DIAGNOSTIC TEST SYSTEM.

     The legal precedents for performing drug and alcohol testing in both law enforcement and the industrial workplace have been well established. However, blood and urine testing are the currently accepted standard samples for drugs and blood, breath and saliva for alcohol. However, several saliva-based drug tests are beginning to be used. The use of saliva for drug testing in the workplace market is very strong. There are few state laws limiting the use of saliva. Law enforcement officers are permitted to use saliva as a specimen for testing for driving under the influence of drugs or alcohol in 28 states. Some states require that the test process or test operation be approved by the state. Therefore, additional efforts will be needed to change the laws in the other states. We believe this change will occur because law enforcement officials are anxious to have a non-invasive test method for drug testing and are willing to support legislation. We are currently working on draft legislation for this joint effort. Nevertheless, we cannot assure you as to when and if this legislation will be adopted in the other states.

     Although there are no product approvals required to market to law enforcement agencies, we still need to meet certain legal challenges. In order for a product or technology to be used in a court of law as evidence, it must be admissible under standards that have been adopted by all 50 states in the United States. These standards require acceptance of the product or technology by members of the scientific community and proven performance equal to currently used methods. We anticipate that the peer-reviewed papers we have presented over this past year and the papers that we will publish from our field evaluations to be reinstated in August 2001 will meet this requirement prior to the first legal challenge to our product. However, we can give you no assurance that our technology will be accepted.

     Lastly, the National Highway and Traffic Safety Administration ("NHTSA") must approve alcohol test products for Department of Transportation use, either as a screening method or an evidentiary method. We believe that our product meets the requirements of an evidentiary product. Nevertheless, because we have not yet submitted our product for approval, we cannot guarantee acceptance by the NHTSA.

OUR EFFORTS TO LEGALLY PROTECT OUR PRODUCT MAY NOT BE SUCCESSFUL.

     We will be dependent on our patents and trade secret law to legally protect the uniqueness of our testing product. However, if we institute legal action against those companies which we believe may have improperly used our technology, we may find ourselves in long and costly litigation. This result would increase our costs of operations and thus adversely affect our results of operations.

     In addition, should it be successfully claimed that we have infringed on the technology of another company, we may not be able to obtain permission to use those rights on commercially reasonable terms. In any event, payment of a royalty or licensing fee to any such company would also add to our costs of operations and thereby adversely affect our results of operations.

WE MAY NOT BE ABLE TO OPERATE SUCCESSFULLY OUR BUSINESS IF WE LOSE KEY PERSONNEL OR FAIL TO ATTRACT SKILLED PERSONNEL.

     We believe that our success will depend on the continued services of our senior management team and other personnel, as well as our ability to attract and retain skilled personnel. The loss of any of our senior management team or other key employees, or our failure to attract and retain the necessary scientific, manufacturing, sales and marketing personnel could have a material adverse effect on our business, results of operations and financial condition.

WE MAY NOT BE ABLE TO ESTABLISH SALES AND MARKETING CAPABILITIES NECESSARY TO EXPLOIT WHAT WE BELIEVE IS A GREAT POTENTIAL FOR OUR PRODUCT.

     We are currently in the process of building up our marketing and sales capabilities. In addition, we have engaged a strategic partner to sell our product in the law enforcement market, one of our three initial target markets. However, we may not be able to add the additional marketing and sales personnel we require. In addition, we may not be able to engage a second strategic partner to market our product in certain segments of the industrial marketplace as we currently contemplate. We also may not obtain the distribution capabilities we require in foreign markets. Finally, even if we have the personnel and the strategic partners and distributors, we cannot be certain as to how quickly, if at all, the different marketplaces will accept our product.

THE FOLLOWING RISK FACTORS RELATE TO OUR COMMON STOCK:

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT MARKET PRICE OF THE COMMON STOCK.

     Of the 31,570,853 shares of the Common Stock outstanding on July 3, 2001, only 1,305,095 shares were not eligible for sale as of such date pursuant to the exemption of Rule 144 under the Securities Act or could not be otherwise sold without the necessity of our filing a registration statement naming the holders as selling stockholders.

     As of July 3, 2001, there were 2,000,000 shares reserved for issuance upon the exercises of stock options granted or to be granted pursuant to our 2000 Stock Option Plan. None of the outstanding stock options under such Plan to purchase an aggregate of 615,375 shares were exercisable on July 3, 2001 or will become exercisable within 60 days thereafter. In addition, as of July 3, 2001, there were 1,556,096 shares reserved for issuance upon the exercises of stock options granted or to be granted pursuant to our 1997 Stock Option Plan. Stock options granted under our 1997 Stock Option Plan were exercisable on July 3, 2001, or will become exercisable within 60 days thereafter, as to an aggregate of 776,252 shares. All of the shares issuable upon the exercises of stock options pursuant to these two Plans have been registered under the Securities Act for issuance by us to the respective optionees. Accordingly, unless the optionee is an "affiliate" of our Company as such term is defined in Rule 405 under the Securities Act, he or she may, after exercise of a stock option, resell the shares received upon exercise without the use of a "reoffer" prospectus. Consistent with the practice of other public companies, we intend to file in the month of July a reoffer prospectus so that affiliates of our Company holding stock options, or who exercised stock options, may resell their shares of Common Stock immediately as other employees may do.

     In addition, as of July 3, 2001, we had reserved an aggregate of 5,123,943 shares for the exercises of outstanding Common Stock purchase warrants (the "Outstanding Warrants"). The Outstanding Warrants do not include the Investor Warrants, the Finder's Warrants and the Consultant's Warrant as to which the underlying 4,606,575 shares are being offered pursuant to this Prospectus. In addition, the Outstanding Warrants do not include five Common Stock purchase warrants (the "Officers' Warrants") to purchase an aggregate of 2,000,000 shares of the Common Stock granted on October 10, 1999 to our two principal operating officers and which will not become exercisable until designated goals for the Company are achieved. The Outstanding Warrants expire on various dates ranging from December 7, 2002 to March 31, 2009, have exercise prices ranging from $.50 to $4.77 per share and were all exercisable as of July 3, 2001, except for three Outstanding Warrants to purchase an aggregate of 200,000 shares of the Common Stock granted to another officer of the Company which, like the Officers' Warrants, do not become exercisable until designated goals for the Company are achieved. The shares of the Common Stock issuable upon exercises of the Outstanding Warrants (to purchase 1,638,744 shares) and the Officers' Warrants have not been registered under the Securities Act. Accordingly, these shares will be "restricted securities" as such term is defined in Rule 144
(a)(3) under the Securities Act after issuance. The holder (including an affiliate of the Company) may, one year after the exercise of an Outstanding Warrant or an Officers' Warrant, resell his, her or its shares received upon any such exercise pursuant to the exemption from registration of Rule 144 under the Securities Act. We are registering in another registration statement under the Securities Act for resale by the holders an aggregate of 3,485,199 shares upon the exercises of the other Outstanding Warrants.

     We are unable to predict the effect that sales into the market of our shares of the Common Stock made under Rule 144 or otherwise and the delayed sales into the market of shares subject to the outstanding stock options and the warrants may have on the then prevailing market price of our shares. It is likely that market sales of large amounts of these shares of our Common Stock or of the 8,947,225 shares offered for resale by this Prospectus (or the potential for those sales even if they do not actually occur) may have the effect of depressing the market price of our Common Stock.

     Although, as indicated in the previous paragraph, we recognize that even the threat of sales of an aggregate of 4,606,575 shares issuable upon the exercises of the Investor Warrants, the Finder's Warrants and the Consulting Warrant may have a depressive effect on the market price of our Common Stock, we believe that such exercises are not likely to occur in the near term absent a substantial increase in the market price of our Common Stock, as to which increase we can give you no assurance. However, if all of the exercises occurred in the near term, contrary to our current belief, the Company would realize $13,578,475 in gross proceeds which will reduce our need for additional financing.

WE DO NOT ANTICIPATE PAYING DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE.

     We intend to retain future earnings, if any, to fund operations and expansion of our business. In addition, our expected continuing operational losses and our recently issued series of our Preferred Stock will limit legally our ability to pay dividends on the Common Stock. Accordingly, we do not anticipate paying cash dividends on shares of our Common Stock in the foreseeable future.

                                USE OF PROCEEDS

     The Company will not receive any proceeds upon the subsequent sales by the Selling Stockholders of the 8,947,225 shares of the Common Stock offered by this Prospectus. If the unexercised Investor Warrants, Finder's Warrants and Consultant's Warrant as of July 3, 2001 to purchase an aggregate of 4,606,575 shares of the Common Stock held by the Selling Stockholders are exercised in their entirety, the Company will receive $13,578,475 upon such exercises. Because of the uncertainty as to when and if any of these Warrants will be exercised, and as to which "cashless" exercises will be made, the Company intends to use any proceeds from these exercises for working capital purposes.

                                MATERIAL CHANGES

     On June 4, 2001, the Company and CMI, Inc. ("CMI"), a wholly-owned subsidiary of the employee-owned MPD Inc. based in Owensboro, Kentucky, entered into a renewable, three-year agreement establishing CMI as the exclusive distributor of the IMPACT Testing System to the law enforcement market in the United States and Canada. Lion Laboratories Ltd. ("Lion Laboratories"), an affiliate of CMI based in Barry, Wales, United Kingdom, is expected to be the exclusive distributor to the law enforcement market in Europe, Australia, New Zealand, Asia and Africa, although the Company may engage its own distributors in certain of the countries. CMI and Lion Laboratories are the market and manufacturing leaders for evidential and screening breath alcohol testing instruments in the United States and market around the world in 60 countries including Canada and those in Western Europe. CMI and Lion Laboratories will sell, and provide service and training for, the IMPACT Test System to the law enforcement market, including, driver testing, corrections, probation and parole, narcotics and drug courts. The agreement with CMI provides for the payment of an exclusive marketing distribution fee to the Company anticipated to be approximately $5,000,000 over two and one-half years.

     As indicated in the section entitled "What is our record of revenues and earnings?" under the caption "Summary" in this Prospectus, the Company currently anticipates marketing to begin late in this quarter ending September 30, 2001.

     The Company will manufacture the cassette and, at least initially, final assemble the instrument for the IMPACT Test System. The Company has identified an OEM manufacturer that has significant core capabilities in instrument manufacturing, and intends to transfer the manufacturing of the instrument to the OEM manufacturer between six and 12 months post initiation of manufacturing.

SERIES B PREFERRED STOCK

     On March 29, 2001, the Company sold for $3,000,000 to three investors an aggregate of 75,000 shares of a newly-designated series of the Company's Preferred Stock, $.001 par value (the "Preferred Stock"), designated the Series B 20% Cumulative Convertible Preferred Stock (the "Series B Preferred Stock"). 130,000 shares of the 3,000,000 authorized shares of the Preferred Stock were designated as the Series B Preferred Stock in order to cover not only the original sale by the Company, but also dividends payable during the first three years after issuance in shares of the Series B Preferred Stock. On June 29, 2001, each of the three investors used its 25,000 shares of the Series B Preferred Stock to purchase 28.571 Units in the June offering described in the next section "New Series C Preferred Stock" under this caption "Material Changes" and the investors also surrendered their related Common Stock purchase warrants expiring March 28, 2006 to purchase an aggregate of 225,000 shares of the Common Stock at $5.60 per share.

     In view of this described in the preceding paragraph, the Company intends to cancel the designation of the Series B Preferred Stock.

NEW SERIES C PREFERRED STOCK

(1) GENERAL

     On June 20, 2001, the Company sold, at $35,000 per Unit, to eleven investors (including three of the purchasers of shares of the Series B Preferred Stock) an aggregate of 228.007 Units, each Unit consisting of 1,000 shares of a newly-designated series of the Preferred Stock designated the Series C Convertible Preferred Stock (the "Series C

Preferred Stock") and a Warrant expiring June 19, 2006 (the "Series C Warrant") to purchase 10,000 shares of the Company's Common Stock, $.001 par value (the "Common Stock"), at $3.50 per share.

     430,000 shares of the 3,000,000 authorized shares of the Preferred Stock have been designated as the Series C Preferred Stock in order to cover not only the original sale by the Company, but also subsequent sales during the 90 days after the original issuance on June 20, 2001. On June 29, 2001, an additional
85.713 Units were sold to the Series B Preferred Stock investors as described in the preceding section "Series B Preferred Stock" under this caption "Material Changes." Accordingly, as of July 3, 2001, there were outstanding an aggregate of 313,720 shares of the Series C Preferred Stock and Series C Warrants to purchase an aggregate of 3,137,200 shares.

     Pursuant to an escrow agreement, 50% of the proceeds, shares of the Series C Preferred Stock and Series C Warrants are held in escrow, to be released upon achievement by the Company of the following two milestones:

          (a) (i) confirmation that the Company has sold at least an additional 57 Units for an aggregate of at least 371 Units and (ii) receipt of validation from an independent third party, which is selected by 70% of the holders owning 42,857 shares or more of the Series C Preferred Stock, that the IMPACT Test System produces data and functions as expected to be outlined in a 510(k) application to be submitted to the FDA, both milestones to be achieved on or prior to December 31, 2001, and

          (b) confirmation that the Company has received bona fide orders for the sale of the IMPACT Test System in an amount not less than $250,000 on or prior to March 31, 2002.

Any holder of the Series C Preferred Stock may, at any time, waive compliance with either milestone and receive a release from escrow. The second milestone does not become operational unless the first milestone is achieved or compliance therewith is waived. Upon non-achievement of a milestone, a holder can request that its purchase price then held in escrow be refunded to the holder. In such event the related shares of the Series C Preferred Stock and Series C Warrant or Warrants would be cancelled.

     The Series C Preferred Stock is senior to any other series of the Preferred Stock hereafter designated and the Common Stock (collectively the "Junior Stock") with respect to dividends, upon redemption and upon liquidation. Except as may be consented to by the holders of at least a majority of the then outstanding shares of the Series C Preferred Stock, (1) no dividends or other distributions may be paid on the Junior Stock (other than dividends on the Common Stock in shares), (2) no shares of the Junior Stock may be redeemed; and
(3) the Company may not distribute to the holders of the Junior Stock any assets upon liquidation, dissolution or winding up of the Company until the holders of the Series C Preferred Stock have received $35.00 per share (i.e., the Stated Value of a share of the Series C Preferred Stock) and any accumulated but unpaid Premium (as defined in the second succeeding subsection).

     Redemptions of Premium and other redemptions may be made only if legally permissible under the General Corporation Law of the State of Delaware (the "GCL"). Because the Company currently has sufficient "surplus" as interpreted under the GCL, the Company should be able to make these redemptions on a current basis; however, continuance of operational losses in the future, as currently anticipated, could create a problem at some point in the future if the surplus was insufficient.

(2) DIVIDENDS

     There will be no dividends payable on the Series C Preferred Stock.

(3) PREMIUM

     On the last date of each of the Company's fiscal quarters, commencing September 30, 2001, in which shares of the Series C Preferred Stock are outstanding, the Company is required to redeem all accrued and unpaid Premium as of such date. Premium is defined to be an amount equal to the product of (a) 10% (5% after June 20, 2004), (b) the quotient of the number of days since the last redemption of Premium and 365 and (c) the Stated Value (i.e., $35.00 per share). The redemption is to be effected by the issuance of a number of shares of the Common Stock to each holder of the Series C Preferred Stock equal to the quotient obtained by dividing the aggregate amount of Premium then due on the shares of the Series C Preferred Stock held by such holder on such date by the Market Price on such date.

     Market Price is calculated as an average over a 20-trading-day period and will be determined as follows:

          (1) if the Common Stock is then listed on a national securities exchange or quoted on The Nasdaq Stock Market ("Nasdaq"), the Market Price will mean the average of the closing sale prices reported on the exchange or quoted for Nasdaq on each trading day during such 20-trading-day period as reported by Bloomberg Financial Services (or a comparable service) or

          (2) if the Common Stock is not then listed on an exchange or quoted on Nasdaq, the Market Price will mean the average of the closing bid and asked prices for the Common Stock on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. or in the pink sheets as reported by Bloomberg Financial Services (or a comparable service) or, if no such price is available, as determined by an investment banking firm selected by the Company and reasonably acceptable to the holders of a majority of the outstanding shares of the Series C Preferred Stock.

(4) CONVERSION

     A share of the Series C Preferred Stock is initially convertible at a fixed conversion price of $3.50 per share (the "Fixed Conversion Price") into ten shares of the Common Stock. On June 20, 2004, the conversion price becomes the lesser of the Fixed Conversion Price or the Market Price on such anniversary date for any shares still outstanding. If all 313,720 shares of the Series C Preferred Stock which were outstanding on July 3, 2001 were converted at the Fixed Conversion Price, the Company would issue 3,137,200 shares of the Common Stock. The number of shares of the Common Stock issuable upon conversion and the conversion price will be adjusted in the event of a stock dividend, a stock split, a reorganization, a recapitalization or a combination or subdivision of the Common Stock or a similar event. If the Company sells shares of the Common Stock (or a security convertible or exercisable into shares of the Common Stock) for a purchase price less than the then conversion price, the conversion price is reduced to such purchase price. Upon conversion, whether optional or mandatory as described in this and the succeeding three paragraphs, a holder is entitled to all accumulated but unpaid Premium to the date of conversion.

     The Company can compel conversion of the Series C Preferred Stock if conversion is required by an investment banker in an underwritten offering which will provide to the

Company net proceeds of at least $20,000,000 and the offering price to the public, net of underwriting discounts and commissions, is not less than $10.00 per share of the Common Stock.

     In the event that the Market Price of the Common Stock for any ten consecutive trading days is at or above $7.50, $8.50, $9.50, $10.50 and $11.50, respectively, the Company can compel conversion of not more than 20% of the then outstanding shares of the Series C Preferred Stock. Once the Company compels conversion at a trigger price, it can only compel conversion at the next higher trigger price. For the Company to utilize the mandatory conversion right described in this paragraph or the preceding paragraph, the Common Stock must still be listed on the American Stock Exchange (or the New York Stock Exchange) or quoted on Nasdaq and the Company must not be in default.

     If the Common Stock is suspended from trading or not listed on the American Stock Exchange which it currently is (or the New York Stock Exchange), or quoted on Nasdaq for an aggregate of ten full trading days during any nine-month period, each holder of the Series C Preferred Stock may, at its option, convert its shares and, if the Market Price of the Common Stock is less than the then conversion price, the conversion price shall be such Market Price.

(5) REDEMPTION

     In certain default situations, such as (a) the Company's failure to make timely deliveries (after a grace period) of certificates for shares of the Common Stock following conversions of shares of the Series C Preferred Stock;
(b) the Company's default (after a grace period) in fulfilling its obligations under a registration rights agreement with the purchasers of the Series C Preferred Stock; and (c) the Company's material breach of its agreements with such purchasers (after a grace period to cure), or if the Company (1) sells all of its assets, (2) merges where it is not the survivor or (3) has 50% of its voting power owned by one person, entity or group other than its current affiliates, any holder of the Series C Preferred Stock may demand that the Company redeem, for cash, its shares at a specified penalty redemption price, plus accrued and unpaid Premium.

     The Company may, at its option, redeem the shares of the Series C Preferred Stock at its Stated Value plus accrued but unpaid Premium, if the closing sales price of the Common Stock is less than $3.50 per share for 11 or more consecutive trading dates. If the Company exercises such option, a holder receives a Series C Warrant to purchase .875 of a share of the Common Stock for each share of the Series C Preferred Stock redeemed.

     The Company may also, at its option, redeem the shares of the Series C Preferred Stock at its Stated Value, plus accrued but unpaid Premium, on and after June 20, 2004. The Common Stock must be listed on the American Stock Exchange or the New York Stock Exchange or quoted on Nasdaq for the Company to redeem as provided in this paragraph or the proceeding paragraph and not be in default.

(6) REACQUIRED SHARES

     Shares of the Series C Preferred Stock which have been converted, redeemed or reacquired by the Company in any manner will, upon compliance by the Company with the GCL, have the status of authorized and unissued shares of the Preferred Stock not constituting part of any series of the Preferred Stock.

(7) FRACTIONAL SHARES

     No fractional shares will be issued upon either conversion of a share of the Series C Preferred Stock or upon redemption of Premium in shares of the Common Stock. Instead the fractional share will be disregarded and the number of shares of the Common Stock issuable shall be rounded up or down to the nearest whole share.

(8) VOTING RIGHTS

     The holders of shares of the Series C Preferred Stock have no voting rights except as otherwise provided by the GCL.

     Whenever the holders of shares of the Series C Preferred Stock have been granted by law the right to vote separately as a class, or if the Company requires the consent of the holders to some action, the vote of the holders of at least a majority of the then outstanding shares will be required for approval.

(9) LIQUIDATION

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, each holder of shares of the Series C Preferred Stock will be entitled to receive out of the assets available for distribution to stockholders an amount equal to $35.00 per share (i.e., the Stated Value). Each holder will also receive, as a preferential payment, a sum equal to all accrued but unpaid Premium, if any. After payment in cash to the holders of the shares of the Series C Preferred Stock of the full preferential amounts fixed by the Certificate of Designation as described in this paragraph, such holders will have no right or claim to any of the remaining assets of the Company.

SERIES C WARRANTS

     The Series C Warrants are initially exercisable at $3.50 per share. The exercise price and the number of shares of the Common Stock are subject to adjustment in the event of a stock dividend, a stock split, a reorganization, a recapitalization or a combination or subdivision of the Common Stock or a similar event. If the Company sells shares of the Common Stock (or a security convertible or exercisable into shares of the Common Stock) for a purchase price less than the then conversion price, then the exercise price of the Series C Warrant shall be reduced to such exercise price.

     In addition, the exercise price for an outstanding Series C Warrant shall be reset at the end of each quarter during the first year after the date of original issuance (a "Reset Date") to the lesser of (i) the exercise price then in effect on the day preceding the Reset Date and (ii) the average of the three lowest closing sales prices of the Common Stock during the 20 consecutive trading days prior to the Reset Date.

     A Series C Warrant may be exercised on a "cashless" basis, i.e., by the surrender of shares of the Common Stock having a market price value equal to the aggregate exercise price of the shares as to which the Warrant is being exercised.

                              PLAN OF DISTRIBUTION

ELIGIBLE SHARES

     All shares of the Common Stock to be reoffered pursuant to this Prospectus by the Selling Stockholders are shares:

     - issued by the Company to the Selling Stockholders or their transferors in a private placement which closed on February 29 and March 14, 2000,

     - issuable upon the exercises of Common Stock purchase warrants expiring either February 28, 2005 or March 13, 2005 (the "Investor Warrants"), the Investor Warrants having been initially issued in the private placement as part of units with the shares described in (1),

     - issued upon the exercises of certain of the Investor Warrants,

     - issuable upon the exercises of Common Stock purchase warrants expiring March 13, 2005 (the "Finder's Warrants"), the Finder's Warrants having been issued as partial payment to the Selling Stockholders or their transferors of finder's fees in the private placement,

     - issued upon the exercise of a Finder's Warrant,

     - Issuable upon the exercise of a Common Stock purchase warrant expiring June 30, 2004 (the "Consultant's Warrant"), the Consultant's Warrant having been issued to a consultant as partial compensation for its services in assisting the Company in its efforts to secure strategic partners to market the IMPACT Test System, of which one has already been secured.

DISTRIBUTION METHOD

     All of the Selling Stockholders have advised the Company that they may sell, from time to time, pursuant to this Prospectus, their shares of the Common Stock (an aggregate of 8,947,225 shares at July 3, 2001) at the prices quoted for the Common Stock on the American Stock Exchange or in the third market or in isolated transactions at negotiated prices with institutional or other investors. In addition, the Selling Stockholders may sell, when permissible, pursuant to the exemption of Rule 144 under the Securities Act. (See the section "Rule 144 Sales under this caption "Plan of Distribution.") On August 6, 2001, the closing sales price as reported on the American Stock Exchange was $3.00 per share.

     The shares of the Common Stock offered by the Selling Stockholders may be sold pursuant to this Prospectus by one or more of the following methods, without limitation: (a) a block trade on which the broker-dealer so engaged will attempt to sell the shares of the Common Stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by the broker-dealer as principal and resales by such broker-dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between the Selling Stockholder and purchasers without a broker-dealer. In effecting sales, a broker-dealer engaged by the Selling Stockholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Stockholder in amounts to be negotiated immediately prior to sale. Brokers or dealers and any participating brokers or dealers acting as described in this paragraph may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales.

     Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of the Common Stock through a block trade, a special offering, an exchange distribution or a secondary distribution or a purchase by a broker or dealer, a supplement to this Prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (a) the name of each broker-dealer,
(b) the number of shares involved, (c) the price at which such shares were sold,
(d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (e) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus, as supplemented, and (f) other facts material to the transaction.

     The Company has advised the Selling Stockholders of the requirement under the Securities Act that each of them, or any broker-dealer acting for him, her or it, must deliver a copy of this Prospectus in connection with any resale by such Selling Stockholder of shares of the Common Stock registered hereunder unless such sale is made on the American Stock Exchange or pursuant to Rule 144 as described in the succeeding section under this caption "Plan of Distribution." The Company will furnish copies of this Prospectus to the American Stock Exchange so that, with respect to a sale made on the American Stock Exchange, the Selling Stockholder or his, her or its broker-dealer will not have to deliver a copy of this Prospectus.

     The Company has also undertaken, if, in the future in the opinion of the Company, this Prospectus no longer complies with Section 10(a)(3) of the Securities Act, to advise the Selling Stockholders of this opinion, to request that the Selling Stockholders cease use of this Prospectus and to confirm the Company's then intention to amend the Registration Statement in order to effect such compliance.

RULE 144 SALES

     As of July 3, 2001, 3,949,150 of the shares of the Common Stock being offered pursuant to this Prospectus had met the one-year holding requirement to become eligible for sale pursuant to Rule 144 under the Securities Act. In the opinion of Wachtel & Masyr, LLP, counsel to the Company, a Selling Stockholder who had previously exercised, or who exercises in the future, an Investor Warrant, a Finder's Warrant or the Consultant's Warrant will become eligible, insofar as the one-year holding period requirement of paragraph (d) of Rule 144 is concerned, to seek to use the exemption of Rule 144 on and after one year from the date of exercise of the respective Warrant. Each of the Selling Stockholders has advised the Company that, as his, her or its shares become eligible for sale pursuant to Rule 144, he, she or it may, as an alternative to use of this Prospectus, sell such shares pursuant to Rule 144.

MISCELLANEOUS

     The Company has also advised each of the Selling Stockholders that, if it is determined by a court at a later date that he, she or it is an "underwriter" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholder may be found liable for monetary damages to purchasers under Sections 11, 12(2) and 15 of the Securities Act if there are any defects in the Registration Statement (i.e., material misstatements or omissions) and also may be found liable under Section 10(b) of the Exchange Act and Rule 10b-5 thereunder for such material misstatements or omissions, if any. The Company does not believe, based on the advice of its counsel, Wachtel & Masyr, LLP, that any of the Selling Stockholders is currently an underwriter.

     The Company and the Selling Stockholders are obligated to take such steps as may be necessary to ensure that the offer and sale by the Selling Stockholders of an aggregate, as of July 3, 2001, of 8,947,225 shares of the Common Stock offered by this Prospectus will comply with the requirements of the federal security laws, including Regulation M.

     In general, Rule 102 under Regulation M prohibits any Selling Stockholder or a broker-dealer acting for such Selling Stockholder from, directly or indirectly, bidding for, or purchasing, any shares of the Common Stock, or attempting to induce any person to bid for, or to purchase, shares of the Common Stock during a restricted period (as defined in Rule 100) which ends when he, she or it has completed his, her or its participation in the offering made pursuant to this Prospectus. Rule 102 sets forth certain exceptions for the Selling Stockholder, including exercising a stock option or warrant (which, for purposes of the Rule, would include exercise of an Investor Warrant, a Finder's Warrant or the Consultant's Warrant).

     The Company is bearing all costs relating to the registration of the shares of the Common Stock offered by this Prospectus (other than fees and expenses, if any, of counsel or other advisors to a Selling Stockholder). Any commissions, discounts or other fees payable to broker-dealer in connection with any sale of the Common Stock will be borne by the Selling Stockholder selling such shares.

                              SELLING STOCKHOLDERS

     The next following table indicates (1) the name and address of each Selling Stockholder, (2) the number of shares of the Common Stock which he, she or it beneficially owned as of July 3, 2001, (3) the number of shares of the Common Stock to be reoffered by the Selling Stockholder pursuant to this Prospectus and
(4) the number of shares of the Common Stock to be beneficially owned if all of the shares to be offered are sold. Such table also indicates the percentage beneficial ownership before and after the proposed sales. None of the Selling Stockholders is an "affiliate" to the Company as such term is defined in Rule 405 under the Securities Act, or was an affiliate of the Company during the past three years.

     Each of the Selling Stockholders named in the next following table has advised the Company that he, she or it may, from time to time, offer all of the shares of the Common Stock shown next to his, her or its name at the prices then prevailing on the American Stock Exchange or in the third market or in isolated transactions, at negotiated prices, with institutional or other investors. Certain of the sales may also be made pursuant to Rule 144 under the Securities Act. See "Plan of Distribution." Each Selling Stockholder who is a natural person and who is offering shares purchased from the Company in the private placement in February and March 2000 has advised the Company that he or she has sole voting and investment power with respect to the shares, except where such powers are shared with a spouse. Each Selling Stockholder who is a natural person and who has exercised his or her Investor Warrant has advised the Company that he or she has sole voting and investment power with respect to such shares, except where such powers are shared with a spouse. Each Selling Stockholder who is a natural person has advised the Company that he or she will have sole voting and investment power with respect to his or her shares of the Common Stock after he or she exercises his or her Investor Warrant or Finder's Warrant except where such powers will be shared with a spouse. No Selling Stockholder has any voting power with respect to an Investor Warrant, a Finder's Warrant or the Consultant's Warrant until it is exercised.

     The Selling Stockholders are offering, by this Prospectus, as of July 3, 2001, an aggregate of 8,947,225 shares of the Common Stock, of which (1) an aggregate of 4,340,650 shares were issued and outstanding and (2) an aggregate of 4,606,575 shares were issuable upon the exercise of the Investor Warrants, the Finder's Warrants and the Consultant's Warrant.

                                                                            BENEFICIAL
                                             NUMBER OF SHARES              OWNERSHIP(1)
                                    ----------------------------------    ---------------
NAME AND ADDRESS OF                  BEFORE                    AFTER      BEFORE    AFTER
SELLING STOCKHOLDER                   SALE       OFFERED       SALE        SALE     SALE
-------------------                 ---------   ---------    ---------    ------    -----
General Conference Corporation
  of Seventh-day Adventists(2)....  6,447,849     380,000    6,067,849     20.1%    18.9 %
  12501 Old Columbia Pike
  Silver Spring, MD 20904
Gencon Insurance Co.
  of Vermont(3)...................    100,000     100,000            0      nil        0
  12501 Old Columbia Pike
  Silver Spring, MD 20904
Silver Creek Investments,
  Ltd.(4).........................  1,234,950   1,234,950            0      3.8%       0
  2525 Michigan Avenue #A5
  Santa Monica, CA 90404
St. Cloud Investments, Ltd.(5)....  1,095,106   1,095,106            0      3.4%       0
  2525 Michigan Avenue, A-5
  Santa Monica, CA 90404
Near East Commerce Bank(6)........    102,344     102,344            0      nil        0
  2525 Michigan Avenue, A-5
  Santa Monica, CA 90404
Alba Ltd.(6)......................     12,500      12,500            0      nil        0
  2525 Michigan Avenue, A-5
  Santa Monica, CA 90404
Hyosung Corporation(7)............  1,000,000   1,000,000            0      3.1%       0
  450 Kongdik-Dong,
  Mapo-Ku
  Seoul, Korea (121-020)
ISM Consulting, Inc.(8)...........    537,125     537,125            0      1.7%       0
  5300 W. Sahara Ave #101
  Las Vegas, NV 89146
The 2003 Fund, Inc.(9)............     70,000      70,000            0      nil        0
  8200 Blvd. East #26E
  N. Bergen, NJ 07047
Sister Reed(10)...................     10,000      10,000            0      nil        0
  403 Madison
  San Antonio, TX 78204
Harry Nam(10).....................     20,000      20,000            0      nil        0
  P.O. Box 3112
  Rancho Santa Fe, CA 92067
Jeffrey E. Deckey and Tamara E. N.
  Deckey(10)......................      1,000       1,000            0      nil        0
  18 Calais
  Newport Coast, CA 92657

                                                                            BENEFICIAL
                                             NUMBER OF SHARES              OWNERSHIP(1)
                                    ----------------------------------    ---------------
NAME AND ADDRESS OF                  BEFORE                    AFTER      BEFORE    AFTER
SELLING STOCKHOLDER                   SALE       OFFERED       SALE        SALE     SALE
-------------------                 ---------   ---------    ---------    ------    -----
Dandelion International,
  Ltd.(11)........................    468,460      87,500      380,960      1.5%    1.2%
  2525 Michigan Avenue, #A-5
  Santa Monica, CA 90404
F&P Operating Partners, LP(12)....    300,000     300,000            0      nil        0
  2801 Glenda Avenue
  Ft. Worth, TX 76117
The Gramercy Partnership,
  L.L.C.(13)......................    240,500      96,162      144,338      nil      nil
  c/o Sam Pai
  377 West 11th Street
  New York, NY 10014
The Donald Hyde Living
  Trust(14).......................    213,000     213,000            0      nil        0
  43270 Warwick Hills Court
  Leesburg, VA 20176
E. Bruce McClendon MD(12).........    200,000     200,000            0      nil        0
  54 Palmer Woods Drive
  The Woodslands, TX 77381
Timberline Opportunity Partners,
  LP(15)..........................    175,000     165,000       10,000      nil      nil
  2022 Cliff Drive, #307
  Santa Barbara, CA 93109
Theodore R. Malloch(12)...........    170,000     170,000            0      nil        0
  615 Blackbeard Road
  Box 418
  Queenstown, MD 21658
Peter M. Way(16)..................    156,978      25,000      131,978      nil      nil
  5308 Ashbrook
  Houston, TX 77081
Peter Widener Wetherill(7)........    150,000     150,000            0      nil        0
  c/o J. Allen Dougherty,
  Trustee U/T/D 12/23/97
  F/B/O Peter Widener Wetherill
  303 Peachtree Street NE,
  Suite 2800
  Atlanta, GA 30308
Venture Merchant Group(17)........    125,000     125,000            0      nil      nil
  900 Savannah Court
  Walnut Creek, CA 94598
Fred B. Reno(18)..................    110,000      50,000       60,000      nil      nil
  2545 Gardner Place
  Glendale, CA 91206
William F. Blackburn, Jr.(19).....    100,000     100,000            0      nil        0
  2159 Century Hill
  Los Angeles, CA 90067

                                                                            BENEFICIAL
                                             NUMBER OF SHARES              OWNERSHIP(1)
                                    ----------------------------------    ---------------
NAME AND ADDRESS OF                  BEFORE                    AFTER      BEFORE    AFTER
SELLING STOCKHOLDER                   SALE       OFFERED       SALE        SALE     SALE
-------------------                 ---------   ---------    ---------    ------    -----
Hal Fishman(7)....................    100,000     100,000            0      nil        0
  5800 Sunset Blvd.
  Los Angeles, CA 80028
Mansur Holdings III, Ltd.(19).....    100,000     100,000            0      nil        0
  875 North Michigan Avenue
  Chicago, IL 60011
Rampus Holdings, Ltd.(20).........    100,000     100,000            0      nil        0
  c/o 11301 W. Olympic Blvd. #547
  Los Angeles, CA 90064
Edward Tomaneng(12)...............    100,000     100,000            0      nil        0
  2000-B Medical Parkway
  San Marcos, TX 75666
Dana Bruno(7).....................     90,000      90,000            0      nil        0
  73 South Marion Place
  Rockville Centre, NY 11570
Walter B. Dozier(7)...............     85,000      85,000            0      nil        0
  3050 Joni Lane
  San Marcos, CA 92069
HD&M Partnership(21)..............     83,750      83,750            0      nil        0
  c/o Marc Schreiber, G.P.
  3314 N. Lake Shore Drive #3 B
  Chicago, IL 60657
Carillo Investment Ltd.(22).......     80,250      80,250            0      nil        0
  1017 N. Beverly Drive
  Beverly Hills, CA 90210
Peter K. Aman(23).................     76,312      76,312            0      nil        0
  6306 Indian Canyon Drive
  Austin, TX 78746
Stephen L. McCord(24).............     75,501      25,000       50,501      nil      nil
  8235 Douglas Ave, Suite 990
  Dallas, TX 75225
Bernard J. Michael and Stuart M.
  Michael(12).....................     75,000      75,000            0      nil        0
  Tenants-in-Common
  33 Silver Birch Drive
  New Rochelle, NY 10804
Dorothy Hawkins(25)...............     65,068      50,000       15,068      nil      nil
  c/o J. Allen Dougherty,
  Trustee U/T/D 12/23/97
  F/B/O Dorothy Hawkins
  303 Peachtree Street NE,
  Suite 2800
  Atlanta, GA 30308

                                                                            BENEFICIAL
                                             NUMBER OF SHARES              OWNERSHIP(1)
                                    ----------------------------------    ---------------
NAME AND ADDRESS OF                  BEFORE                    AFTER      BEFORE    AFTER
SELLING STOCKHOLDER                   SALE       OFFERED       SALE        SALE     SALE
-------------------                 ---------   ---------    ---------    ------    -----
Gail Szakacs(21)..................     62,000      62,000            0      nil        0
  c/o Global Wire and
  Cable, Inc.
  61 Willett Street
  Passaic, NJ 07055
Lilly Lachter(26).................     60,000      50,000       10,000      nil      nil
  6525 Green Valley Circle #118
  Culver City, CA 90230-8088
Murray Neufeld & Jan Ellis-Leon
  Neufeld(19).....................     60,000      60,000            0      nil        0
  TTEES FBO The Declaration
  of Neufeld dated 12-24-93
  16912 Escalon Drive
  Encino, CA 91436
Bruce Kerievsky(27)...............     58,668      12,500       46,168      nil      nil
  7 Arrandale Avenue
  Great Neck, NY 11024
Dimitri Kerievsky(28).............     25,000      25,000            0      nil        0
  c/o Bruce Kerievsky
  7 Arrandale Avenue
  Great Neck, N.Y. 11024
Michelle Cohen(28)................     12,500      12,500            0      nil        0
  c/o Bruce Kerievsky
  7 Arrandale Avenue
  Great Neck, N.Y. 11024
Philippe A. Bigar(7)..............     50,000      50,000            0      nil        0
  4 East 70th Street
  New York, NY 10021
The Big Picture Editorial Inc.
  Profit Sharing Plan
  FBO Michael Schenkein
  Sole Trustee(7).................     50,000      50,000            0      nil        0
  160 West 16th Street
  New York, N.Y. 10011
William C. Clark(12)..............     50,000      50,000            0      nil        0
  1300 Gould Drive
  Gainesville, GA 30504
David P. Schenkein and Amy P.
  Schenkein
  JTWROS(7).......................     50,000      50,000            0      nil        0
  44 Bridge Street
  Norwell, MA 02061
C. Donald Van Wart(12)............     50,000      50,000            0      nil        0
  P.O. Box 79733
  Houston, TX 77279

                                                                            BENEFICIAL
                                             NUMBER OF SHARES              OWNERSHIP(1)
                                    ----------------------------------    ---------------
NAME AND ADDRESS OF                  BEFORE                    AFTER      BEFORE    AFTER
SELLING STOCKHOLDER                   SALE       OFFERED       SALE        SALE     SALE
-------------------                 ---------   ---------    ---------    ------    -----
Lee E. Burton(29).................     48,485      48,485            0      nil        0
  7906 Huddersfield CT
  Spring, TX 77379
Donald Hoffman(30)................     45,301      15,000       30,301      nil      nil
  1110 N. 24th Street
  Allentown, PA 18104
Edith Prescott(31)................     45,000      45,000            0      nil        0
  c/o Global Wire and Cable, Inc.
  61 Willett Street
  Passaic, NJ 07055
Darrin Prescott and Edith Prescott
  JTWROS(31)......................     18,000      18,000            0      nil        0
  c/o Global Wire and Cable, Inc.
  61 Willett Street
  Passaic, NJ 07055
Glenn M. Gardner(32)..............     42,170      25,000       17,170      nil      nil
  4829 Sheridan Avenue
  Metairie, LA 70002
Gerald J. Ruben(7)................     40,000      40,000            0      nil        0
  5800 Sunset Blvd.
  Los Angeles, CA 80028-6607
Paul Soroken(7)...................     40,000      40,000            0      nil        0
  12 Brunswick Street
  Pittsfield, MA 01201-6406
Lester Bart and Amy Bart
  JTWROS(33)......................     36,462      10,000       26,462      nil      nil
  47-53 188th Street
  Flushing, NY 11358
Leanne Mitchell(34)...............     35,349      10,000       25,349      nil      nil
  300 E. 74th #35-B
  New York, NY 10021
Wallace E. Dodd, Jr.(12)..........     35,000      35,000            0      nil        0
  2111 N. Thompson
  Conroe, TX 77301
George Prost(12)..................     35,000      35,000            0      nil        0
  P.O. Box 1873
  Clifton, NJ 07015-1873
Timberline Asset Management(35)...     32,800      32,800            0      nil        0
  2022 Cliff Drive, #307
  Santa Barbara, CA 93109
Anthony Sehnaoui(7)...............     32,500      32,500            0      nil        0
  c/o Bernardo Abdo
  95 Horatio St. #6A
  New York, N.Y. 10014

                                                                            BENEFICIAL
                                             NUMBER OF SHARES              OWNERSHIP(1)
                                    ----------------------------------    ---------------
NAME AND ADDRESS OF                  BEFORE                    AFTER      BEFORE    AFTER
SELLING STOCKHOLDER                   SALE       OFFERED       SALE        SALE     SALE
-------------------                 ---------   ---------    ---------    ------    -----
Michael Randolph McGee(7).........     30,000      30,000            0      nil        0
  3721-3 Greggory Way
  Santa Barbara, CA 93105
Jeffery King Van Wart(36).........     26,312      26,312            0      nil        0
  14522 Oak Bend Drive
  Houston, TX 77079
George S. Conwill(37).............     25,437      25,437            0      nil        0
  206 Copperleaf Road
  Austin, TX 78734
Fernando Assuncao(12).............     25,000      25,000            0      nil        0
  9203 Bayou Bluff Drive
  Spring, TX 77379
Herbert W. Atkinson(12)...........     25,000      25,000            0      nil        0
  110 W. Country Club Road #1
  Roswell, NM 88201
Bobbie G. Britt and Betty E. Britt
  JTCROS(12)......................     25,000      25,000            0      nil        0
  160 Dawns Edge
  Montgomery, TX 77356
Frenchen Renee Brown and Charles
  David Brown
  JTWROS(12)......................     25,000      25,000            0      nil        0
  1415 Rustic Knoll
  Katy, TX 77450
Dominic Bruno(7)..................     25,000      25,000            0      nil        0
  9 Ridge Drive
  Melville, NY 11747
John R. Burton(38)................     25,000      25,000            0      nil        0
  101 Pine Shadow Drive
  Conroe, TX 77301-1974
John R. Burton and Betty Burton
  JTWROS(38)......................     25,000      25,000            0      nil        0
  101 Pine Shadow Drive
  Conroe, TX 77301-1974
Ken and Bev Edelman(12)...........     25,000      25,000            0      nil        0
  314 Vanderpool Lane
  Houston, TX 77024-6144
Kenneth M. Edelman(39)............        437         437            0      nil        0
  c/o APS Financial Corporation
  1301 Capital of Texas Hwy.
  Suite B-220
  Austin, TX 78734
William H. Hohenstein(7)..........     25,000      25,000            0      nil        0
  P.O. Box 128
  Canton, MA 02021

                                                                            BENEFICIAL
                                             NUMBER OF SHARES              OWNERSHIP(1)
                                    ----------------------------------    ---------------
NAME AND ADDRESS OF                  BEFORE                    AFTER      BEFORE    AFTER
SELLING STOCKHOLDER                   SALE       OFFERED       SALE        SALE     SALE
-------------------                 ---------   ---------    ---------    ------    -----
Joe A. Hughey and Laverne Hughey,
  JTWROS(12)......................     25,000      25,000            0      nil        0
  2806 Waubun
  Marshall, TX 75672-7570
J. Gene Livingston and Julia
  Claire Livingston JTWROS(21)....     25,000      25,000            0      nil        0
  1747 E. Northern
  Phoenix, AZ 85020
The Michael S. McCord
  GST Trust(40)...................     25,000      25,000            0      nil        0
  3671 Inwood
  Houston, TX 77019
Charles G. Michaels(7)............     25,000      25,000            0      nil        0
  1017 S. Adams Street
  Denver, CO 80209
Christine M. Michie(7)............     25,000      25,000            0      nil        0
  1415 Sugar Loaf Drive
  La Canada, CA 91011
Thomas A. Miklusak MD
  Defined Benefit Pension
  Plan(7).........................     25,000      25,000            0      nil        0
  715 Forest Green Drive
  La Canada, CA 91011
Marc Newman and Laurie Newman
  JTWROS(12)......................     25,000      25,000            0      nil        0
  11 Stafford Place
  Towaco, NJ 07082
Maria C. Reveley(7)...............     25,000      25,000            0      nil        0
  8200 Blvd. East #26E
  N. Bergen, NJ 07047
Mark K. Smith(12).................     25,000      25,000            0      nil        0
  3869 Diana Drive
  Jackson, WI 53037
Susan J. Taylor(12)...............     25,000      25,000            0      nil        0
  P.O. Box 128
  Washington Depot, CT 06794
Dimitri Villard
  Revocable Living Trust
  dtd 6/4/92(12)..................     25,000      25,000            0      nil        0
  8721 Santa Monica Blvd. #100
  Los Angeles, CA 90069-4507
Leslie M. Walton(12)..............     25,000      25,000            0      nil        0
  61 Sunrise Street, RT 44
  Pittsfield, MA 01201

                                                                            BENEFICIAL
                                             NUMBER OF SHARES              OWNERSHIP(1)
                                    ----------------------------------    ---------------
NAME AND ADDRESS OF                  BEFORE                    AFTER      BEFORE    AFTER
SELLING STOCKHOLDER                   SALE       OFFERED       SALE        SALE     SALE
-------------------                 ---------   ---------    ---------    ------    -----
Jacob Wizman (21).................     25,000      25,000            0      nil        0
  211 South Beverly Drive #108
  Beverly Hills, CA 90210
Robert Weinstein(41)..............     25,000      25,000            0      nil        0
  10 Marina Key
  Secaucus, NJ 07094
Robert M. Wysinski(42)............     22,470      10,000       12,470      nil      nil
  6905 Lake Trail Drive
  Westerville, OH 43082
American Physicians Service Group,
  Inc.(43)........................     22,056      22,056            0      nil        0
  c/o APS Financial Corporation
  1301 Capital of Texas Hwy.
  Suite B-220
  Austin, TX 78746
Kay Attocknie(7)..................     20,000      20,000            0      nil        0
  P.O. Box 267
  New York, NY 10028
Jeffrey H. Pink and Maria M. Pink
  JTWROS(14)......................     19,000      19,000            0      nil        0
  623 E. Crestglen
  Glendora, CA 91741
Beatriz Tacla(14).................     17,500      17,500            0      nil        0
  245 E 50th Street, Apt 3A
  New York, NY 10022
Nathan Brody(7)...................     15,000      15,000            0      nil        0
  3737 Trexler Blvd.
  Allentown, PA 18104
Betty L. Lev(7)...................     15,000      15,000            0      nil        0
  630 West 246th Street #1025
  Riverdale, NY 10471
Ijaz Malik(21)....................     12,500      12,500            0      nil        0
  65 East 65th Street
  New York, NY 10022
Mark Dryden Moller(21)............     12,500      12,500            0      nil        0
  P.O. Box 732
  Nederland, CO 80466
Eugene Raia and Sandra Raia
  JTWROS(21)......................     12,500      12,500            0      nil        0
  19 Arthur Place
  Montville, NJ 07045
Paul L. Cormier and Susan E.
  Cormier JTWROS(44)..............     10,973      10,000          973      nil      nil
  9 Marathon Road
  Trumbull, CT 06611

                                                                            BENEFICIAL
                                             NUMBER OF SHARES              OWNERSHIP(1)
                                    ----------------------------------    ---------------
NAME AND ADDRESS OF                  BEFORE                    AFTER      BEFORE    AFTER
SELLING STOCKHOLDER                   SALE       OFFERED       SALE        SALE     SALE
-------------------                 ---------   ---------    ---------    ------    -----
Meredith Y. Kelly(45).............     10,000      10,000            0      nil        0
  4813 Lori Street
  Valdosta, GA 31605
Robert J. Pannuto Sr.(12).........     10,000      10,000            0      nil        0
  99 Whiffletree Lane
  Marshfield, MA 02050
Harold S. Stulbaum(7).............     10,000      10,000            0      nil        0
  10 Bayard Drive
  Dix Hills, NY 11746
Jules H. Scruggs(43)..............      7,875       7,875            0      nil        0
  c/o APS Financial Corporation
  1301 Capital of Texas Hwy.
  Suite B-220
  Austin, TX 78746
Joe A. Marcucci and Susan Marcucci
  JTWROS(7).......................      5,000       5,000            0      nil        0
  14923 Elkton
  San Antonio, TX 78232
Brian Lewis(43)...................      4,188       4,188            0      nil        0
  400 Madison Avenue
  New York, NY 10017
John Martin(43)...................      3,850       3,850            0      nil        0
  c/o Travis Morgan Securities
  18952 MacArthur Blvd.
  Suite 315
  Irvine, CA 92612
Philip Kampe(46)..................      2,100       2,100            0      nil        0
  8200 Blvd. East
  North Bergen, NJ 07047
Vincent A. Lanzone III(43)........      1,312       1,312            0      nil        0
  c/o APS Financial Corporation
  1301 Capital of Texas Hwy. Suite
  B-220
  Austin, TX 78746
Charles D. Brown(43)..............        437         437            0      nil        0
  c/o APS Financial Corporation
  1301 Capital of Texas Hwy.
  Suite B-220
  Austin, TX 78746
Raymond J. Mastroleo(43)..........        437         437            0      nil        0
  c/o APS Financial Corporation
  1301 Capital of Texas Hwy.
  Suite B-220
  Austin, TX 78746

-------------------------

 (1) The percentages computed in this column of the table are based upon 31,570,853 shares of the Common Stock which were outstanding on July 3, 2001. Effect is given, where applicable, pursuant to Rule 13d-3(1)(i) under the Exchange Act, to shares issuable upon the exercise of the Investor Warrants, the Finder's Warrants and the Consultant's Warrant, all of which are currently exercisable.

 (2) The shares of the Common Stock reported in the table as being beneficially owned by this Selling Stockholder reflect (a) 430,000 shares of the Common Stock acquired in the Company's first private placement in December 1997,
     (b) 500,000 shares acquired in the Company's second private placement in July 1998, (c) 107,000 shares acquired in open market purchases, (d) 4,500,000 shares issued to this Selling Stockholder upon the conversion of 225,000 shares of the formerly issued Series A 10% Cumulative Convertible Preferred Stock, $.001 par value (the "Series A Preferred Stock"), acquired in the Company's third private placement in January 1999, (e) 45,129 shares received as a dividend with respect to the foregoing shares of the Series A Preferred Stock, (f) 200,000 shares acquired from a former director and officer of the Company for no cash consideration, (g) 190,000 shares acquired in the Company's fourth private placement in February 2000, (h) 190,000 shares issuable upon the exercise of an Investor Warrant expiring February 28, 2005, (i) 142,860 shares issuable upon the conversion of 14,286 shares of the Series C Preferred Stock acquired in the Company's sixth private placement in June 2001 and (j) 142,860 shares issuable upon the exercise of a Series C Warrant also acquired in such private placement. The shares of the Common Stock reported in the table as being beneficially owned do not include (x) an aggregate of 142,850 shares of the Common Stock issuable upon the conversion of an aggregate of 14,285 shares of the Series C Preferred Stock which were held in escrow as of July 3, 2001 and (y) an aggregate of 142,850 shares of the Common Stock issuable upon the exercises of two Series C Warrants. The shares of the Common Stock reported in the table as being offered by this Selling Stockholder reflect only those shares described in (g) and (h); however, this Selling Stockholder is also offering the shares described in (i) and (j) and the shares issuable with respect to the securities held in escrow pursuant to another registration statement of the Company. The shares reported in the table as being beneficially owned do not include the 100,000 shares reported below in the text to Note (3) to the table for Gencon Insurance Co. of Vermont and which shares are reported as being beneficially owned in reports filed by this Selling Stockholder under the Exchange Act. Were these shares included in the table, this Selling Stockholder would be reported as beneficially owning an aggregate of 6,547,849 shares or 20.4% of the outstanding shares before the contemplated sales and 19.3% after.

 (3) The shares of the Common Stock reported in the table as being beneficially owned by this Selling Stockholder and as being offered pursuant to this Prospectus reflect (a) 50,000 shares acquired in the Company's fourth private placement in February 2000 and (b) 50,000 shares issuable upon the exercise of an Investor Warrant expiring February 28, 2005. See Note (2) to the table.

 (4) The shares of the Common Stock reported in the table as being beneficially owned and as being offered by this Selling Stockholder reflect (a) 584,950 shares acquired in the Company's fourth private placement in March 2000 and not previously sold pursuant to Rule 144 under the Securities Act, (b) 25,000 shares acquired from another Selling Stockholder (see Note (21) to this table) and (c) 625,000 shares issuable upon the exercise of an Investor Warrant expiring March 13, 2005.

 (5) The shares of the Common Stock reported in the table as being beneficially owned and as being offered by this Selling Stockholder reflect (a) 470,106 shares acquired in the Company's fourth private placement in March 2000 and not either previously sold pursuant to Rule 144 under the Securities Act (40,500 shares) or transferred to the Selling Stockholders named in the text to Note (6) to the table (114,844) and (b) 625,000 shares issuable upon the exercise of an Investor Warrant expiring March 13, 2005.

 (6) The shares of the Common Stock reported in the table as being beneficially owned and as being offered by this Selling Stockholder reflect shares acquired from St. Cloud Investments, Ltd. See Note (5) to the table.

 (7) The shares of the Common Stock reported in the table as being beneficially owned and as being offered by this Selling Stockholder or Selling Stockholders reflect (a) shares acquired in the Company's fourth private placement in February 2000 and (b) shares issuable upon the exercise of an Investor's Warrant expiring February 28, 2005.

 (8) The shares of the Common Stock reported in the table as being beneficially owned and as being offered by this Selling Stockholder reflect (a) an aggregate of 197,500 shares acquired in the Company's fourth private placement in February and March 2000 and not either previously sold pursuant to Rule 144 under the Securities Act (74,000 shares) or transferred to the Selling Stockholders named in the text to Notes (9) and
     (10) to the table (41,000 shares), (b) an aggregate of 312,500 shares issuable upon the exercise of Investor Warrants expiring February 28, 2005 (as to 100,000 shares) and March 13, 2005 (as to 212,500 shares), and (c) 27,125 shares issuable upon the exercise of a Finder's Warrant.

 (9) The shares of the Common Stock reported in this table as being beneficially owned and as being offered by this Selling Stockholder reflect (a) 30,000 shares acquired in the Company's fourth private placement in March 2000,
     (b) 30,000 shares issuable upon the exercise of an Investor Warrant expiring March 13, 2005 and (c) 10,000 shares acquired from ISM Consulting, Inc. See Note (8) to the table.

(10) The shares of the Common Stock reported in the table as being beneficially owned and as being offered by this Selling Stockholder reflect shares acquired from ISM Consulting, Inc. See Note (8) to the table.

(11) The shares of the Common Stock reported in the table as being beneficially owned by this Selling Stockholder reflect (a) 190,480 shares issuable upon the conversion of 19,048 shares of the Series C Preferred Stock acquired in the Company's sixth private placement in June 2001, (b) 190,480 shares issuable upon the exercise of two Series C Warrants and (c) 87,500 shares issuable upon the exercise of a Finder's Warrant. The shares of the Common Stock reported in the table as being beneficially owned by this Selling Stockholder do not include (x) an aggregate of 190,470 shares of the Common Stock issuable upon the conversions of an aggregate of 19,047 shares of the Series C Preferred Stock held in escrow as of July 3, 2001 and (y) an aggregate of 190,470 shares of the Common Stock issuable upon the exercises of four Series C Warrants held in escrow as of July 3, 2001. The shares reported in the table as being offered by this Selling Stockholder reflect only the shares described in (c); however, this Selling Stockholder is offering the other shares reported in the table and the shares issuable with respect to the securities held in escrow pursuant to another registration statement of the Company.

(12) The shares of the Common Stock reported in the table as being beneficially owned and as being offered by this Selling Stockholder or Selling Stockholders reflect (a) shares acquired in the Company's fourth private placement in March 2000 and (b) shares issuable upon the exercise of an Investor Warrant expiring March 13, 2005.

(13) The shares of the Common Stock reported in the table as being beneficially owned by this Selling Stockholder reflect (a) 144,338 shares issuable upon the exercise of a Common Stock purchase warrant expiring January 20, 2004 received in partial payment of a finder's fee in connection with the Company's third private placement in January 1999 and (b) 96,162 shares issuable upon the exercise of a Finder's Warrant. The shares of the Common Stock reported in the table as being offered by this Selling Stockholder reflect only those shares described in (b).

(14) The shares of the Common Stock reported in the table as being beneficially owned and as being offered by this Selling Stockholder reflect (a) shares acquired in the Company's fourth private placement in February 2000 and not previously sold pursuant to Rule 144 under the Securities Act and (b) shares issuable upon the exercise of an Investor Warrant expiring February 28, 2005.

(15) The shares reported in the table as being beneficially owned by this Selling Stockholder reflect (a) 82,500 shares acquired in the Company's fourth private placement in February 2000, (b) 40,000 shares issued upon the partial exercises of an Investor Warrant expiring February 28, 2005,
     (c) 42,500 shares issuable upon the exercise of the foregoing Investor Warrant, (d) 5,000 shares issuable upon the conversion of 500 shares of the Series C Preferred Stock acquired in the Company's sixth private placement in June 2001 and (e) 5,000 shares issuable upon the exercise of a Series C Warrant also acquired in that private placement. The shares of the Common Stock reported in the table as being beneficially owned by this Selling Stockholder do not include (x) an aggregate of 5,000 shares of the Common Stock issuable upon the conversions of an aggregate of 500 shares of the Series C Preferred Stock held in escrow as of July 3, 2001 and (y) an aggregate of 5,000 shares issuable upon the exercises of two Series C Warrants held in escrow as of July 3, 2001. The shares of the Common Stock reported in the table as being offered by this Selling Stockholder reflect only the shares described in (a), (b) and (c); however, this Selling Stockholder is offering the other shares reported in the table and the shares issuable with respect to the securities held in escrow pursuant to another registration statement of the Company.

(16) The shares of the Common Stock reported in the table as being beneficially owned by this Selling Stockholder reflect (a) 130,000 of the 150,000 shares issued to this Selling Stockholder upon conversion of his 7,500 shares of the Series A Preferred Stock acquired in the Company's third private placement in January 1999, (b) 1,978 shares received as a dividend with respect to such shares of the Series A Preferred Stock, (c) 12,500 shares acquired in the Company's fourth private placement in February 2000 and (d) 12,500 shares issued upon the exercise of an Investor Warrant expiring February 28, 2005. The shares of the Common Stock reported in the table as being offered by this Selling Stockholder reflect only those shares described in (c) and (d).

(17) The shares of the Common Stock reported in the table as being beneficially owned and as being offered by this Selling Stockholder reflect shares issuable upon the exercise of the Consultant's Warrant.

(18) The shares reported in the table as being beneficially owned by this Selling Stockholder reflect (a) 30,000 shares issued upon the exercise of a Common Stock purchase warrant expiring December 7, 2002, (b) 30,000 shares issued upon the exercise of a Common Stock purchase warrant expiring January 7, 2004, (c) 25,000 shares acquired in the Company's fourth private placement in February 2000 and (d) 25,000 shares issuable upon the exercise of an Investor Warrant expiring February 28, 2005. The shares of the Common Stock reported as being offered by this Selling Stockholder reflect only the shares described in (c) and (d).

(19) The shares of the Common Stock reported in the table as being beneficially owned and as being offered by this Selling Stockholder or Selling Stockholders reflect (a) shares acquired in the Company's fourth private placement in February 2000 and (b) shares issued upon the exercise of an Investor Warrant expiring February 28, 2005.

(20) The shares of the Common Stock reported in the table as being beneficially owned and as being offered by this Selling Stockholder reflect shares issued upon the exercise of an Investor Warrant expiring March 13, 2005, this Selling Stockholder having previously sold the shares it acquired in the Company's fourth private placement in March 2000 pursuant to Rule 144 under the Securities Act.

(21) The shares of the Common Stock reported in the table as being beneficially owned by this Selling Stockholder or Selling Stockholders reflect shares issuable upon the exercise of an Investor Warrant expiring February 28, 2005, this Selling Stockholder or Selling Stockholders having previously sold his, her, its or their shares acquired in the Company's fourth private placement in February 2000 pursuant to Rule 144 under the Securities Act.

(22) The shares of the Common Stock reported in the table as being beneficially owned and as being offered by this Selling Stockholder reflect (a) 75,000 shares issued upon the exercise of an Investor Warrant expiring February 28, 2005 and (b) 5,250 shares issued upon the exercise of a Finder's Warrant. This Selling Stockholder sold 50,000 shares acquired in the Company's private placement in February 2000 pursuant to Rule 144 and 25,000 shares to another Selling Stockholder (see Note (4) to this table).

(23) The shares of the Common Stock reported in the table as being beneficially owned and as being offered by this Selling Stockholder reflect (a) 37,500 shares acquired in the Company's fourth private placement in March 2000,
     (b) 37,500 shares issuable upon the exercise of an Investor's Warrant expiring March 13, 2005 and (c) 1,312 shares issuable upon the exercise of a Finder's Warrant.

(24) The shares of the Common Stock reported in the table as being beneficially owned by this Selling Stockholder reflect (a) 50,000 shares issued to this Selling Stockholder upon the conversion of his 2,500 shares of the Series A Preferred Stock acquired in the Company's third private placement in January 1999, (b) 501 shares received as a dividend with respect to such shares of the Series A Preferred Stock (c) 12,500 shares acquired in the Company's fourth private placement in February 2000 and (d) 12,500 shares issuable upon the exercise of an Investor Warrant expiring February 28, 2005. The shares of the Common Stock reported in the table as being offered by this Selling Stockholder reflect only those shares described in (c) and (d).

(25) The shares of the Common Stock reported in the table as being beneficially owned by this Selling Stockholder reflect (a) 14,000 of the 50,000 shares issued to this Selling Stockholder upon conversion of her 2,500 shares of the Series A Preferred Stock acquired in the Company's third private placement in January 1999 and not previously sold pursuant to Rule 144(k) (20,000 shares) or gifted (16,000 shares), (b) 1,068 shares received as a dividend with respect to such shares of the Series A Preferred Stock, (c) 25,000 shares acquired in the Company's fourth private placement in February 2000 and (d) 25,000 shares issuable upon the exercise of an Investor Warrant expiring February 28, 2005. The shares of the Common Stock reported in the table as being offered by this Selling Stockholder reflect only those shares described in (c) and (d).

(26) The shares of the Common Stock reported in the table as being beneficially owned by this Selling Stockholder reflect (a) 10,000 shares acquired by this Selling Stockholder in the Company's first private placement in December 1997, (b) 25,000 shares acquired in the Company's fourth private placement in February 2000, (c) 2,500 shares issued upon the partial exercise of an Investor Warrant expiring February 28, 2005 and (d) 22,500 shares issuable upon the exercise of an Investor Warrant expiring February 28, 2005. The shares of the Common Stock reported in the table as being offered by this Selling Stockholder reflect all of the shares except those described in (a).

(27) The shares of the Common Stock reported in the table as being beneficially owned by this Selling Stockholder reflect (a) 45,400 of the 50,000 shares issued to this Selling Stockholder upon his conversion of 2,500 shares of the Series A Preferred Stock acquired in the Company's third private placement in January 1999, (b) 768 shares issued as a dividend with respect to such shares of the Series A Preferred Stock, (c) 6,250 shares acquired in the Company's fourth private placement in March 2000 and not previously transferred to the Selling Stockholders named in the text to Note (28) to the table and (d) 6,250 shares issued upon the exercise of an Investor Warrant expiring March 13, 2005 after making the transfers of the remainder of this Investor Warrant to the Selling Stockholders named in the text to Note (28) to the table. The shares of the Common Stock reported in the table as being offered by this Selling Stockholder reflect only those shares described in (c) and (d).

(28) The shares of the Common Stock reported in the table as being beneficially owned and as being offered by this Selling Stockholder reflect securities acquired from Bruce Kerievsky. See Note (27) to the table. Dimitri Keriovsky acquired 12,500 shares and an Investor Warrant expiring March 13, 2005 to purchase 12,500 shares. Michelle Cohen acquired 6,250 shares and an Investor Warrant expiring March 13, 2005 to purchase 6,250 shares.

(29) The shares of the Common Stock reported in the table as being beneficially owned and as being offered by this Selling Stockholder reflect (a) 20,000 shares acquired in the Company's fourth private placement in March 2000,
     (b) 20,000 shares issuable upon the exercise of an Investor Warrant expiring March 13, 2005 and (c) 8,485 shares issuable upon the exercise of a Finder's Warrant.

(30) The shares of the Common Stock reported in the table as being beneficially owned by this Selling Stockholder reflect (a) 30,000 shares issued to this Selling Stockholder upon the conversion of his 1,500 shares of the Series A Preferred Stock acquired in the Company's third private placement in January 1999, (b) 301 shares received as a dividend with respect to such shares of the Series A Preferred Stock, (c) 7,500 shares acquired in the Company's fourth private placement in February 2000 and (d) 7,500 shares issuable upon the exercise of an Investor Warrant expiring February 28, 2005. The shares of the Common Stock reported in the table as being offered by this Selling Stockholder reflect only the shares described in (c) and
     (d).

(31) See Note (21) to the table for information as to how the shares of the Common Stock beneficially owned and being offered by this Selling Stockholder or Selling Stockholders may be acquired. Edith Prescott may be deemed the beneficial owner of not only the shares owned individually, but also those owned jointly with her husband, Darrin Prescott.

(32) The shares of the Common Stock reported in the table as being beneficially owned by this Selling Stockholder reflect (a) 17,000 shares issued to this Selling Stockholder upon the conversion of his 850 shares of the Series A Preferred Stock acquired in the Company's third private placement in January 1999, (b) 170 shares received as a dividend with respect to such shares of the Series A Preferred Stock, (c) 12,500 shares acquired in the Company's fourth private placement in February 2000 and (d) 12,500 shares issuable upon the exercise of a Warrant expiring February 28, 2005. The shares of the Common Stock reported in the table as being offered by this Selling Stockholder reflect only the shares described in (c) and (d).

(33) The shares of the Common Stock reported in the table as being beneficially owned by these Selling Stockholders reflect (a) 25,000 shares issued to these Selling Stockholders upon the conversion of their 1,250 shares of the Series A Preferred Stock acquired in the Company's third private placement in January 1999, (b) 462 shares received as a dividend with respect to such shares of the Series A Preferred Stock, (c) 1,000 shares purchased from another purchaser in the January 1999 private placement, (d) 5,000 shares acquired in the Company's fourth private placement in February 2000 and (e) 5,000 shares issuable upon the exercise of an Investor Warrant expiring February 28, 2005. The shares of the Common Stock reported in the table as being offered by these Selling Stockholders reflect only the shares described in (d) and (e).

(34) The shares of the Common Stock reported in the table as being beneficially owned by this Selling Stockholder reflect (a) 25,000 shares issued to the Selling Stockholder upon the conversion of her 1,250 shares of the Series A Preferred Stock acquired in the Company's third private placement in January 1999, (b) 349 shares received as a dividend with respect to such shares of the Series A Preferred Stock, (c) 5,000 shares acquired in the Company's fourth private placement in February 2000 and (d) 5,000 shares issuable upon the exercise of an Investor Warrant expiring February 28, 2005. The shares of the Common Stock reported in the table as being offered by this Selling Stockholder reflect only the shares described in (c) and
     (d).

(35) The shares of the Common Stock reported in the table as being beneficially owned and as being offered by this Selling Stockholder reflect (a) 12,500 shares acquired in the Company's fourth private placement in February 2000, (b) 2,500 shares acquired in the Company's fourth private placement in March 2000, (c) 12,500 shares issuable upon the exercise of an Investor Warrant expiring February 28, 2005, (d) 2,500 shares issued upon the exercise of an Investor Warrant expiring March 13, 2005 and (e) 2,800 shares issuable upon the exercise of a Finder's Warrant.

(36) The shares of the Common Stock reported in the table as being beneficially owned and as being offered by this Selling Stockholder reflect (a) 12,500 shares acquired in the Company's fourth private placement in March 2000,
     (b) 12,500 shares issuable upon the exercise of an Investor Warrant expiring March 13, 2005 and (c) 1,312 shares issuable upon the exercise of a Finder's Warrant.

(37) The shares of the Common Stock reported in the table as being beneficially owned and as being offered by this Selling Stockholder reflect (a) 12,500 shares acquired in the Company's fourth private placement in March 2000,
     (b) 12,500 shares issuable upon the exercise of an Investor Warrant expiring March 13, 2005 and (c) 437 shares issuable upon the exercise of a Finder's Warrant.

(38) See Note (12) to this table for information as to the shares of the Common Stock beneficially owned and being offered by this Selling Stockholder or Selling Stockholders. John R. Burton may be deemed the beneficial owner not only of the shares owned individually, but also those owned jointly with his wife, Betty Burton.

(39) The shares of the Common Stock reported in the table as being beneficially owned and as being offered reflect shares issuable upon the exercise of a Finder's Warrant. This Selling Stockholder owns 25,000 shares jointly with his wife, Bev Edelman.

(40) The shares of the Common Stock reported in the table as being beneficially owned and as being offered by this Selling Stockholder reflect (a) 12,500 shares acquired in the Company's fourth private placement in February 2000 and (b) 12,500 shares issuable upon the exercise of an Investor Warrant expiring February 28, 2005. In addition, Mr. McCord owns directly (a) 100,000 shares issued upon the conversion of his 5,000 shares of the Series A Preferred Stock acquired in the Company's third private placement in January 1999 and (b) 1,003 shares received as a dividend with respect to such shares of the Series A Preferred Stock. Mr. McCord, who was then a director of Substance Abuse Technologies, Inc. ("SAT"), the former parent of the Company, served as a director of the Company from May 31, 1996 until October 31, 1997 when SAT sold its majority interest in the Company.

(41) The shares of the Common Stock reported in the table as being beneficially owned and as being offered by this Seller Stockholder reflect (a) 12,500 shares acquired in the Company's fourth private placement in March 2000 and
     (b) 12,500 shares issued upon the exercise of an Investor Warrant expiring March 14, 2005. This Selling Stockholder and Leslie Weinstein JTWROS were issued 50,000 shares upon the conversion of their 2,500 shares of the Series A Preferred Stock acquired in the Company's third private placement in January 1999 and received 318 shares as a dividend with respect to such shares of the Series A Preferred Stock. This Selling Stockholder may also be deemed the beneficial owner of this aggregate of 50,318 shares of the Common Stock.

(42) The shares of the Common Stock reported in the table as being beneficially owned by this Selling Stockholder reflect (a) 12,000 shares of the 25,000 shares issued to this Selling Stockholder upon the conversion of his 1,250 shares of the Series A Preferred Stock acquired in the Company's third private placement in January 1999,

     (b) 470 shares received as a dividend with respect to such shares of the Series A Preferred Stock, (c) 5,000 shares acquired in the Company's fourth private placement in February 2000 and (d) 5,000 shares issuable upon the exercise of an Investor Warrant expiring February 28, 2005. The shares of the Common Stock reported in the table as being offered by this Selling Stockholder reflect only the shares described in (c) and (d).

(43) The shares of the Common Stock reported in the table as being beneficially owned and as being offered by this Selling Stockholder reflect shares issuable upon the exercise of a Finder's Warrant.

(44) The shares of the Common Stock reported in the table as being beneficially owned by these Selling Stockholders reflect (a) 720 of the 28,000 shares issued to these Selling Stockholders upon the conversion of their 1,400 shares of the Series A Preferred Stock acquired in the Company's third private placement in January 1999, (b) 253 shares received as a dividend with respect to such shares of the Series A Preferred Stock, (c) 5,000 shares acquired in the Company's fourth private placement in February 2000 and (d) 5,000 shares issued upon the exercise of an Investor Warrant expiring February 28, 2005. The shares of the Common Stock reported in the table as being offered by these Selling Stockholders reflect only the shares described in (c) and (d).

(45) The shares of the Common Stock reported in the table as being beneficially owned and as being offered by the Selling Stockholder reflect (a) 5,000 shares acquired in the Company's fourth private placement in February 2000 and (b) 5,000 shares issuable upon the exercise of an Investor Warrant expiring February 28, 2005. This Selling Stockholder also owns jointly with
     J. Joyce Kelly (a) 93,000 shares issued upon the conversion of their 4,650 shares of the Series A Preferred Stock acquired in the Company's third private placement in January 1999 and (b) 1,297 shares received as a dividend on such shares of the Series A Preferred Stock. This Selling Stockholder may be deemed the beneficial owner of not only the shares owned individually, but also those owned jointly with his wife, J. Joyce Kelly.

(46) See Note (43) to the table for information as to how the shares of the Common Stock beneficially owned and being offered by this Selling Stockholder may be acquired. He is a member of The Gramercy Partnership, L.L.C. See Note (13) to the table.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

     The financial statements of the Company appearing in the Company's Annual Report (Form 10-K) at March 31, 2001 and 2000 and for each of the three years in the period ended March 31, 2001 have been audited by Ernst & Young LLP, independent auditors, and, for the period from October 8, 1992 (inception) through March 31, 1995, by Wolinetz, Lafazan and Co., P.C., independent certified public accountants, as set forth in their respective reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance on such reports given upon the authority of such firms as experts in accounting and auditing.

     The validity of the shares offered hereby will be passed upon for the Company by Wachtel & Masyr, LLP, 110 East 59th Street, New York, New York 10022.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents have been filed by the Company with the Securities and Exchange Commission (the "Commission") and are incorporated in this Prospectus by this reference:

          (a) the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001 and

          (b) the description of the Company's Common Stock, $.001 par value (the "Common Stock"), as contained in the Company's Registration Statement on Form 8-A filed on April 18, 2000 under the Exchange Act.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to termination of the offering pursuant to this Prospectus shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as the "Incorporated Documents"); provided, however, that the documents enumerated above and subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made hereby is in effect prior to the filing with the Commission of the Company's Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference herein or be part hereof from and after the filing of such Annual Report on Form 10-K.

     Any statement contained in an Incorporated Document or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, a copy of any Incorporated Documents if not delivered with this Prospectus. Requests for such copies should be directed to LifePoint, Inc., Attention: Michele A. Clark, Controller and Chief Accounting Officer, 1205 South Dupont Street, Ontario, CA 91761, telephone: (909) 418-3000.

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy and information statements and other information with the Commission. Reports, proxy and information statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, including the Company (since May 17, 1996), that file electronically with the Commission at the following Web site address: http://www.sec.gov. Since April 19, 2000, the Common Stock has been listed on the American Stock Exchange LLC (the "AMEX"). Accordingly, copies of the Company's reports, proxy and information statements and other information filed after that date may be inspected and copied at the AMEX Library, 86 Trinity Place, New York, NY 10006.

     Certain information with respect to the Company may also be obtained on its web site: www.lifepointinc.com.

                     COMMISSION POSITION ON INDEMNIFICATION

     The Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for a breach of his or her fiduciary duty as a director, except, if required by the GCL, as amended from time to time, for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise, prior to such amendment or repeal.

     While the Certificate of Incorporation provides directors with protection from awards for monetary damages for breach of their duty of care, it does not eliminate such duty. Accordingly, the Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

     The Company's Certificate of Incorporation provides for the maximum indemnification of the Company's officers and directors, employees and agents as permitted by Section 145 of the GCL. Section 145(a) of the GCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except in the case of an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful.

     Pursuant to Section 145(b) of the GCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses, including amounts paid in settlement and attorney's fees actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, then, pursuant to Section 145(c) of the GCL, he or she must be indemnified by the corporation against expenses, including attorney's fees, actually and reasonably incurred by him or her in connection with the defense. Any indemnification under subsections (a) and (b) of Section 145 of the GCL, unless ordered by a court or advanced pursuant to this Section, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made pursuant to subsection (d) of
Section 145 if the person is a director or officer at the time of the determination: (a) by the stockholders; (b) by a majority vote of the directors who were not parties to the action, suit or proceeding, even if less than a quorum; (c) by a majority vote of a committee consisting of directors who were not parties to the action, suit or proceeding, even if less than a quorum; or
(d) if there are no directors who were not parties to the action, suit or proceeding, or if such directors so order, by independent legal counsel in a written opinion.

     Pursuant to Section 145(e) of the GCL, a corporation may provide that the expenses of a director or officer incurred in defending a civil or criminal action, suit or proceeding be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.

     The indemnification and advancement of expenses authorized pursuant to the subsections of Section 145 of the GCL described above: (a) do not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to an action in his or her official capacity and as to an action in another capacity while holding his or her office, and (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

     Section 145(g) of the GCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145. The Company has in effect a standard directors' and officers' liability insurance policy.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF ANY SUCH INFORMATION OR REPRESENTATIONS IS GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

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                                LIFEPOINT, INC.

                                8,947,225 SHARES
                                OF COMMON STOCK
                               ($.001 PAR VALUE)
                                   OFFERED BY
                              SELLING STOCKHOLDERS

                           -------------------------

                                   PROSPECTUS

                           -------------------------

                                August 10, 2001

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